UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Apple Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPLE INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 10, 2007

To Holders of Common Stock of Apple Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Apple Inc., a California corporation (the “Company”), will be held on Thursday, May 10, 2007 at 10:00 a.m., local time, at the Company’s principal executive offices located at 1 Infinite Loop, Building 4, Cupertino, California 95014, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.                To elect the Company’s Board of Directors.

2.                To approve amendments to the Apple Inc. 2003 Employee Stock Plan.

3.                To approve amendments to the Apple Inc. Employee Stock Purchase Plan.

4.                To approve amendments to the Apple Inc. 1997 Director Stock Option Plan.

5.                To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

6.                To consider six shareholder proposals if properly presented at the meeting.

7.                To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

All shareholders are cordially invited to attend the meeting in person. However, to ensure that each shareholder’s vote is counted at the meeting, shareholders are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. Shareholders attending the meeting may vote in person even if they have previously returned proxy cards.

Only shareholders of record as of the close of business on March 20, 2007 are entitled to receive notice of, to attend and to vote at the meeting.

Sincerely,

Donald J. Rosenberg
Senior Vice President,
General Counsel and Secretary

Cupertino, California

April 16, 2007

APPLE INC.

1 Infinite Loop
Cupertino, California 95014

PROXY STATEMENT

Introduction

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Apple Inc., a California corporation (the “Company”), for use at the Company’s annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, May 10, 2007 at 10:00 a.m., local time, and at any postponement(s) or adjournment(s) thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company’s principal executive offices at the address shown above.

The Company’s complete mailing address is 1 Infinite Loop, Cupertino, California  95014, and its telephone number is (408) 996-1010. Georgeson Shareholder Communications Inc., which is assisting with the mechanics of the return of the proxies, may be contacted at (800) 223-2064.

These proxy solicitation materials were first mailed on or about April 16, 2007 to all shareholders entitled to vote at the Annual Meeting.

Procedural Matters

Only shareholders of record as of the close of business on March 20, 2007 (the “Record Date”) are entitled to receive notice of, to attend, and to vote at the Annual Meeting. There were approximately 864,487,955 shares of Common Stock issued and outstanding on the Record Date, held by approximately 29,861 holders of record. Each share has one vote on each matter. The closing sale price of Common Stock as reported on the NASDAQ Global Select Market on the Record Date was $91.48 per share.

A shareholder may revoke any proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person, or by delivering to the Company’s Corporate Secretary at the Company’s principal executive offices referred to above, prior to the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy.

The Company will bear the cost of this solicitation. The Company has retained the services of Georgeson Shareholder Communications Inc. to assist in obtaining proxies from brokers and nominees of shareholders for the Annual Meeting. The estimated cost of such services is $14,000 plus out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to such beneficial owners. Certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile or email.

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and each shareholder may be asked to present valid picture identification such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Voting of Proxies

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted FOR each of the nominees of the Board (Proposal No. 1), FOR the approval of amendments to the Apple Inc. 2003 Employee Stock Plan (Proposal No. 2), FOR the approval of amendments to the Apple Inc. Employee Stock Purchase Plan (Proposal No. 3), FOR the approval of amendments to the Apple Inc. 1997 Director Stock Option Plan (Proposal No. 4), FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007 (Proposal No. 5), AGAINST each shareholder proposal, if properly presented at the meeting (Proposals No. 6, 7, 8, 9, 10 and 11), and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. See “OTHER MATTERS.”

Quorum; Abstentions; Broker Non-Votes

In the election of directors, the seven candidates receiving the highest number of affirmative votes will be elected as directors. Proposals 2, 3, 4, 5, 6, 7, 8, 9, 10 and 11 each require for approval (i) the affirmative vote of a majority of the shares “represented and voting” and (ii) the affirmative vote of a majority of the required quorum. The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the Annual Meeting with respect to such matter. Accordingly, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of the quorum for the transaction of business, but will not be counted for purposes of determining the number “represented and voting” with respect to a proposal.

Voting via the Internet and by Telephone

Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms participate in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for shareholders whose banks or brokerage firms participate in ADP’s program.

Registered shareholders may vote electronically through the Internet by following the instructions included with their proxy card. A shareholder not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

Directors

Listed below are the Company’s seven directors nominated for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting will serve a one-year term expiring at the next annual meeting of shareholders.

Name	Position With the Company	Age	Director Since
William V. Campbell	Co-lead Director	66	1997
Millard S. Drexler	Director	62	1999
Albert A. Gore, Jr.	Director	59	2003
Steven P. Jobs	Director and Chief Executive Officer	52	1997
Arthur D. Levinson, Ph.D.	Co-lead Director	57	2000
Eric E. Schmidt, Ph.D.	Director	51	2006
Jerome B. York	Director	68	1997

William V. Campbell has been Chairman of the Board of Directors of Intuit, Inc. (“Intuit”) since August 1998. From September 1999 to January 2000, Mr. Campbell acted as Chief Executive Officer of Intuit. From April 1994 to August 1998, Mr. Campbell was President and Chief Executive Officer and a director of Intuit. From January 1991 to December 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation. Mr. Campbell also serves on the Board of Directors of Opsware, Inc.

Millard S. Drexler has been Chairman and Chief Executive Officer of J. Crew Group, Inc. since January 2003. Previously, Mr. Drexler was Chief Executive Officer of Gap Inc. from 1995 and President from 1987 until September 2002. Mr. Drexler was also a member of the Board of Directors of Gap Inc. from November 1983 until October 2002.

Albert A. Gore, Jr. has served as a Senior Advisor to Google, Inc. (“Google”) since 2001. He has also served as Executive Chairman of Current TV since 2002 and as Chairman of Generation Investment Management since 2004. He is a visiting professor at Middle Tennessee State University. Mr. Gore was inaugurated as the 45th Vice President of the United States in 1993. He was re-elected in 1996 and served for a total of eight years as President of the Senate, a member of the Cabinet and the National Security Council. Prior to 1993, he served eight years in the U.S. Senate and eight years in the U.S. House of Representatives.

Steven P. Jobs is one of the Company’s co-founders and currently serves as its Chief Executive Officer. Mr. Jobs is also a director of The Walt Disney Company.

Arthur D. Levinson, Ph.D. has been Chief Executive Officer and a Director of Genentech Inc. (“Genentech”) since July 1995. Dr. Levinson has been Chairman of the Board of Directors of Genentech since September 1999. He joined Genentech in 1980 and served in a number of executive positions, including Senior Vice President of R&D from 1993 to 1995. Dr. Levinson also serves on the Board of Directors of Google, Inc.

Eric E. Schmidt, Ph.D. has served as the Chief Executive Officer of Google since July 2001 and as a member of Google’s Board of Directors since March 2001, where he served as Chairman of the Board from March 2001 to April 2004. In April 2004, Dr. Schmidt was named Chairman of the Executive Committee of Google’s Board of Directors. From April 1997 to November 2001, Dr. Schmidt served as Chairman of the Board of Directors of Novell, Inc. (“Novell”), a computer networking company, and, from April 1997 to July 2001, as the Chief Executive Officer of Novell. Dr. Schmidt was a director of Siebel Systems, Inc. until January 2006.

Jerome B. York has been Chief Executive Officer of Harwinton Capital Corporation, a private investment company that he controls, since September 2003. From January 2000 until September 2003,

Mr. York was Chairman and Chief Executive Officer of MicroWarehouse, Inc., a reseller of computer hardware, software and peripheral products. From September 1995 to October 1999, he was Vice Chairman of Tracinda Corporation. From May 1993 to September 1995 he was Senior Vice President and Chief Financial Officer of IBM Corporation (“IBM”), and served as a member of IBM’s Board of Directors from January 1995 to August 1995. Mr. York is also a director of Tyco International Ltd.

Role of the Board; Corporate Governance Matters

It is the paramount duty of the Board to oversee the Chief Executive Officer and other senior management in the competent and ethical operation of the Company on a day-to-day basis and to assure that the long-term interests of the shareholders are being served. To satisfy this duty, the directors take a proactive, focused approach to their position, and set standards to ensure that the Company is committed to business success through maintenance of the highest standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience, knowledge and judgment. These varied skills mean that governance is far more than a “check the box” approach to standards or procedures. The governance structure in the Company is designed to be a working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. The key practices and procedures of the Board are outlined in the Corporate Governance Guidelines available on the Company’s website at www.apple.com/investor.

The Board met a total of five times during fiscal year 2006. The Board has determined that all Board members, excluding Steve Jobs, are independent under the applicable National Association of Securities Dealers rules.

Board Committees

The Board has a standing Compensation Committee, a Nominating and Corporate Governance Committee (“Nominating Committee”) and an Audit and Finance Committee (“Audit Committee”). All committee members are independent under the listing standards of the NASDAQ Global Select Market. The members of the committees are identified in the table below.

Director	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee
William V. Campbell	X	Chair	—
Millard S. Drexler	—	X	X
Albert A. Gore, Jr.	—	X	X
Steven P. Jobs	—	—	—
Arthur D. Levinson, Ph.D.	X	—	Chair
Eric E. Schmidt, Ph.D.	—	—	—
Jerome B. York	Chair	—	—

The Audit Committee is primarily responsible for overseeing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and its system of internal controls and reviewing significant financial transactions. Members of the Audit Committee are Messrs. Campbell and York and Dr. Levinson. The Audit Committee met a total of 12 times during fiscal year 2006.

The Compensation Committee is primarily responsible for reviewing the compensation arrangements for the Company’s executive officers, including the Chief Executive Officer, and for administering the Company’s equity compensation plans. Members of the Compensation Committee are Messrs. Campbell, Drexler, and Gore. The Compensation Committee met a total of three times during fiscal year 2006.

The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company’s corporate governance guidelines. The Nominating Committee also considers nominees proposed by shareholders. Members of the Nominating Committee are Messrs. Drexler and Gore and Dr. Levinson. The Nominating Committee met a total of seven times during fiscal year 2006 and met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board of Directors, as presented herein.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. These charters are available on the Company’s website at www.apple.com/investor.

During fiscal year 2006, each member of the Board of Directors attended or participated in seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees on which such Director served during the past fiscal year or the portion thereof following such person’s appointment to one or more of those committees. There are no family relationships among executive officers or Directors of the Company.

Audit Committee Financial Expert

All members of the Company’s Audit Committee, Messrs. Campbell and York and Dr. Levinson, qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission (the “SEC’’) and also meet the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(l) under the Exchange Act.

Code of Ethics

The Company has a code of ethics that applies to all of the Company’s employees, including its principal executive officer, principal financial officer and principal accounting officer, and its Board. A copy of this code, “Ethics: The Way We Do Business Worldwide,” is available on the Company’s website at www.apple.com/investor. The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Director Compensation

The form and amount of director compensation are determined by the Board after a review of recommendations made by the Nominating Committee. The current practice of the Board is to base a substantial portion of a director’s annual retainer on equity. In 1998, shareholders approved the 1997 Director Stock Option Plan (the “Director Plan”) and 1,600,000 shares were reserved for issuance thereunder on a stock split-adjusted basis. Pursuant to the Director Plan, the Company’s non-employee directors are granted an option to acquire 30,000 shares of Common Stock upon their initial election to the Board (“Initial Options”). The Initial Options vest and become exercisable in three equal annual installments on each of the first through third anniversaries of the grant date. On the fourth anniversary of a non-employee director’s initial election to the Board and on each subsequent anniversary thereafter, the director will be entitled to receive an option to acquire 10,000 shares of Common Stock (“Annual Options”). Annual Options are fully vested and immediately exercisable on their date of grant. As of the end of fiscal year 2006, there were options for 760,000 shares outstanding under the Director Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible for grants under the Director Plan. Non-employee directors also receive a $50,000 annual retainer paid in quarterly increments. In addition, directors receive up to two free computer systems per year and are eligible to purchase additional equipment at a discount. Directors do not receive any additional consideration for serving on committees or as a committee chairperson.

Communications with the Board

The Company does not have formal procedures for shareholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014, with a request to forward the same to the intended recipient. In general, all shareholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Corporate Secretary reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials. Information regarding the submission of comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters can be found on the Company’s website at www.apple.com/investor.

The Company encourages all incumbent directors and nominees for election as director to attend the Annual Meeting. Then-current directors Steve Jobs, William Campbell and Fred Anderson attended the Annual Meeting in April 2006.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Campbell, Drexler and Gore, none of whom are employees of the Company and all of whom are considered “independent” directors under the applicable NASD listing standards. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

Executive Officers

The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Jobs, who is both a director and an executive officer of the Company, may be found in the section entitled “Directors.”

Timothy D. Cook, Chief Operating Officer (age 46), joined the Company in March 1998. Mr. Cook also served with the Company as Executive Vice President, Worldwide Sales and Operations from 2002 to 2005. In 2004, his responsibilities were expanded to include the Company’s Macintosh hardware engineering. From 2000 to 2002, Mr. Cook served in the role of Senior Vice President, Worldwide Operations, Sales, Service and Support. From 1998 to 2000, Mr. Cook served in the position of Senior Vice President, Worldwide Operations. Prior to joining the Company, Mr. Cook held the position of Vice President, Corporate Materials for Compaq Computer Corporation (“Compaq”). Previous to his work at Compaq, Mr. Cook was the Chief Operating Officer of the Reseller Division at Intelligent Electronics. Mr. Cook also spent 12 years with IBM, most recently as Director of North American Fulfillment. Mr. Cook also serves as a member of the Board of Directors of Nike, Inc.

Anthony Fadell, Senior Vice President, iPod Division (age 38), joined the Company in 2001. From 2004 to April 2006, Mr. Fadell was Vice President of iPod Engineering. From 2001 to 2004, Mr. Fadell was the Senior Director of the Company’s iPod Engineering Team. Prior to joining Apple, Mr. Fadell was a co-founder, CTO, and director of engineering of the Mobile Computing Group at Philips Electronics where he was responsible for all aspects of business and product development for a variety of products. Mr. Fadell later became VP of Business Development for Philips U.S. Strategy & Ventures, focusing on building the company’s digital media strategy and investment portfolio. Prior to joining Philips, Mr. Fadell was a hardware and software architect at General Magic.

Ronald B. Johnson, Senior Vice President, Retail (age 48), joined the Company in January 2000. Prior to joining the Company, Mr. Johnson spent 16 years with Target Stores, most recently as Senior Merchandising Executive.

Peter Oppenheimer, Senior Vice President and Chief Financial Officer (age 44), joined the Company in July 1996. Mr. Oppenheimer also served with the Company in the position of Vice President and Corporate Controller, and as Senior Director of Finance for the Americas. Prior to joining the Company, Mr. Oppenheimer was CFO of one of the four business units for Automatic Data Processing, Inc. (“ADP”). Prior to joining ADP, Mr. Oppenheimer spent six years in the Information Technology Consulting Practice with Coopers and Lybrand.

Donald J. Rosenberg, Senior Vice President, General Counsel and Secretary (age 56), joined the Company in December 2006. Prior to joining the Company, Mr. Rosenberg spent 31 years with IBM, most recently as Senior Vice President and General Counsel. Prior to that he held a number of senior positions at IBM, including over ten years as Vice President and Assistant General Counsel for litigation.

Philip W. Schiller, Senior Vice President, Worldwide Product Marketing (age 46), rejoined the Company in 1997. Prior to rejoining the Company, Mr. Schiller was Vice President of Product Marketing at Macromedia, Inc. from December 1995 to March 1997, and was Director of Product Marketing at FirePower Systems, Inc. from 1993 to December 1995. Prior to that, Mr. Schiller spent six years at the Company in various marketing positions.

Bertrand Serlet, Ph.D., Senior Vice President, Software Engineering (age 46), joined the Company in February 1997 upon the Company’s acquisition of NeXT. At NeXT, Dr. Serlet held several engineering and managerial positions, including Director of Web Engineering. Prior to NeXT, from 1985 to 1989, Dr. Serlet worked as a research engineer at Xerox PARC.

Sina Tamaddon, Senior Vice President, Applications (age 49), joined the Company in September 1997. Mr. Tamaddon has also served with the Company in the position of Senior Vice President, Worldwide Service and Support, and Vice President and General Manager, Newton Group. Before joining the Company, Mr. Tamaddon held the position of Vice President, Europe with NeXT from September 1996 through March 1997. From August 1994 to August 1996, Mr. Tamaddon held the position of Vice President, Professional Services with NeXT.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 20, 2007 (the “Table Date”) with respect to the beneficial ownership of the Company’s Common Stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each Named Executive Officer listed in the Summary Compensation Table under the heading “Information Regarding Executive Compensation;” and (iv) all directors and executive officers as a group. On the Table Date, approximately 864,487,955 shares of Common Stock were issued and outstanding. Unless otherwise indicated, all persons named as beneficial owners of Common Stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at Apple Inc., 1 Infinite Loop, Cupertino, California 95014.

Security Ownership of 5% Holders, Directors, Nominees and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding
Fidelity Investments	56,583,870	(2)	6.55%
Steven P. Jobs	5,546,451	(3)	*
William V. Campbell	221,004	(4)	*
Timothy D. Cook	12,597	(5)	*
Millard S. Drexler	220,000	(6)	*
Albert A. Gore, Jr.	70,000	(7)	*
Ronald B. Johnson	1,449,890	(8)	*
Arthur D. Levinson	362,400	(9)	*
Peter Oppenheimer	149,768	(10)	*
Philip W. Schiller	256	(11)	*
Eric E. Schmidt	12,284	(12)	*
Jerome B. York	80,000	(13)	*
All current executive officers and directors as a group (15 persons)	8,501,850	(14)	1.00%

       (1) Represents shares of Common Stock held and options held by such individuals that were exercisable at the Table Date or within 60 days thereafter. This does not include options or restricted stock units that vest more than 60 days after the Table Date. The share numbers have been adjusted to reflect the Company’s two-for-one stock split in February 2005.

       (2) Based on a Form 13G/A filed February 14, 2007 by FMR Corp. FMR Corp. lists its address as 82 Devonshire Street, Boston, MA 02109, in such filing.

       (3) Includes 120,000 shares of Common Stock that Mr. Jobs has the right to acquire by exercise of stock options.

       (4) Includes 220,000 shares of Common Stock that Mr. Campbell has the right to acquire by exercise of stock options.

       (5) Excludes 600,000 unvested restricted stock units.

       (6) Includes 40,000 shares of Common Stock that Mr. Drexler holds indirectly and 180,000 shares of Common Stock that Mr. Drexler has the right to acquire by exercise of stock options.

       (7) Consists of 70,000 shares of Common Stock that Mr. Gore has the right to acquire by exercise of stock options.

       (8) Includes 1,300,000 shares of Common Stock that Mr. Johnson has the right to acquire by exercise of stock options and excludes 450,000 unvested restricted stock units.

       (9) Includes 2,000 shares of Common Stock that Dr. Levinson holds indirectly and 100,000 shares of Common Stock that Dr. Levinson has the right to acquire by exercise of stock options.

(10) Excludes 450,000 unvested restricted stock units.

(11) Excludes 400,000 unvested restricted stock units.

(12) Consists of 12,284 shares of Common Stock that Dr. Schmidt holds indirectly. Dr. Schmidt has declined to participate in the 1997 Director Stock Option Plan.

(13) Includes 40,000 shares of Common Stock that Mr. York has the right to acquire by exercise of stock options.

(14) Includes 2,233,683 shares of Common Stock that executive officers or directors have the right to acquire by exercise of stock options and excludes 2,700,000 unvested restricted stock units.

*                    Represents less than 1% of the issued and outstanding shares of Common Stock on the Table Date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Executive officers, directors and greater than ten percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements were met during fiscal year 2006, except for the following: (i) one Form 4 was filed for Arthur D. Levinson on August 17, 2006 to report an automatic stock option grant under the Company’s 1997 Director Stock Option Plan made on August 14, 2006; and (ii) one Form 4 was filed for Anthony Fadell on September 1, 2006 with respect to the purchase and sale by Mr. Fadell’s trust of 300 and 25 shares, respectively, of the Company’s Common Stock in June 2006 and August 2006.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS ON EXECUTIVE COMPENSATION

The following report of the Compensation Committee of the Board of Directors shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into such filing.

Compensation Committee / Corporate Governance

Purpose.   Responsibilities of the Compensation Committee of the Board (the “Committee”) are to:  1) establish and modify compensation and incentive plans and programs for all employees of the Company, including executive officers; 2) review and approve compensation and awards under compensation and incentive plans and programs for executive officers of the Company; and 3) act as the administering committee for equity compensation plans as designated by the Board.

Member independence.   Three non-employee directors serve on the Committee: Messrs. Campbell, Drexler and Gore. They are independent directors as determined in accordance with various NASDAQ and SEC rules. Director independence is reviewed annually by the full Board.

Charter.   The Committee’s role is to work with executive management in developing a compensation philosophy; to evaluate and approve compensation for the Chief Executive Officer (the “CEO”), executive officers, and key executives; and to oversee the Company’s employee equity compensation plan and employee stock purchase plan. The Committee’s charter is available on the Company’s website at www.apple.com/investor.

Oversight of compensation related disclosures.   The Committee is responsible for overseeing the Company’s executive compensation-related disclosures. The SEC issued new rules in August 2006 for executive compensation and related party disclosure. The new rules do not apply to this Proxy Statement, but they will be effective for Apple’s proxy statement for fiscal year 2007.

Independent consultants and advisors.   The Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain advice and assistance from internal and external legal, accounting and other advisors. During fiscal year 2006, the Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) to advise on compensation matters. F.W. Cook has not provided any other services to the Company and has received no compensation other than with respect to the services provided to the Committee.

Committee meetings.   Each year, the Committee develops a quarterly agenda for the coming year. The Chair reports the Committee’s actions and recommendations to the full Board following each Committee meeting. The Committee held seven formal meetings during fiscal year 2006. Each meeting included time for a private session, during which only the independent directors and their advisors, if invited, were present. The executive officers, with the exception of the CEO, play no role and provide no recommendations with respect to the Company’s compensation programs, practices and packages for executives, other employees or directors. The CEO is consulted when the Committee reviews performance of other executive officers. Further, the Committee discusses the CEO’s compensation package with him but he is not present when pay decisions regarding his own compensation are made.

Objectives of the Company’s Compensation Program

It is the Company’s objective and philosophy to align compensation programs with shareholders’ interests and the Company’s business objectives, reward outstanding performance, be externally competitive and internally equitable, and retain entrepreneurial and innovative top talent on a long-term basis. This is achieved through a straightforward compensation package that relies on equity compensation and limits cash compensation and perquisites.

Executive Officer Benchmarking / Peer Groups.   The compensation of the CEO and other executive officers was compared by the Committee’s consultants to data from peer group companies and from published survey data. To identify appropriate peer group companies, management, the Committee and the Committee’s consultants mutually developed the following selection criteria:

1.                Labor market and capital market competitors;

2.                High technology and retail companies (the latter for the Senior Vice President, Retail only); and

3.                Similar pay models and growth experiences.

The fiscal year 2006 peer group companies identified to benchmark all executive officers with the exception of the Company’s Senior Vice President, Retail included:

• Hewlett-Packard Company	• Sun Microsystems, Inc.
• International Business Machines Corporation	• EMC Corporation
• Dell Inc.	• Amazon.com, Inc.
• Motorola, Inc.	• Applied Materials, Inc.
• Sprint Nextel Corporation	• QUALCOMM Incorporated
• Intel Corporation	• Yahoo! Inc.
• Cisco Systems, Inc.	• Agilent Technologies, Inc.
• Comcast Corporation	• eBay Inc.
• Xerox Corporation	• Adobe Systems Incorporated
• Oracle Corporation	• Advanced Micro Devices, Inc.
• Texas Instruments Incorporated

An additional fiscal year 2006 Retail peer group of companies was identified to benchmark the Company’s Senior Vice President, Retail and included:

• Wal-Mart Stores, Inc.	• Pacific Sunwear of California, Inc.
• The Gap, Inc.	• Restoration Hardware, Inc.
• NIKE, Inc.	• Sharper Image Corporation
• Limited Brands Inc.	• Target Corporation
• The Gymboree Corporation	• Tween Brands, Inc.
• Coach, Inc.

Compensation Program Design

The Company’s executive compensation program is designed to attract and retain top entrepreneurial and innovative leadership talent needed to execute its business strategy and achieve its business objectives.

The Company approaches executive compensation from a market total direct compensation (“TDC”) perspective. Market TDC includes the sum of base salary, short- and long-term bonus, and value of equity at time of grant. The Company does not offer a long-term bonus program.

The Company’s compensation program design utilizes a mix of base salary, annual bonus and equity.

CEO compensation.   The CEO has received the majority of his compensation through an equity grant and is paid only $1 per year in base salary with no bonus opportunity. No additional compensation is currently received by the CEO.

Executive officer compensation.   All other executive officers receive base salary and an annual bonus opportunity, with the balance of TDC weighted toward equity. Since 2004, equity compensation grants have consisted of restricted stock units (RSUs) at the executive officer level. Additional compensation received by the executive officers is described further below in the section entitled “Elements of Compensation.”

Impact of Performance on Compensation

Annual bonus.   The Company must meet or exceed target level annual business plan revenue and operating margin objectives to fund the payout formula for the annual bonus. No annual bonus is earned if achievement does not meet target level business plan objectives. Target awards pay out at 50% of salary and can go as high as 100% of salary for significantly exceeding the Company’s goals. Once the performance targets are met, the Committee retains the authority to reduce a cash bonus payout based on individual performance.

Equity compensation.   Equity grants made to executive officers incorporate time-based vesting and are subject to a long cliff-vesting period to support achievement of the Company’s performance and retention goals. The Company is considering the use of performance-based RSU grants for executive officers in the future.

The Committee believes the compensation program targets and payout levels are appropriate for the Company, particularly in light of the fact that the Company has outperformed every peer group comparator in annualized shareholder return for each of the past two years.

Elements of Compensation

Total Direct Compensation.   TDC at the Company is the sum of annual salary plus annual bonus plus the estimated fair value of equity-based compensation measured at the time of award. The Company focuses on TDC to gauge the appropriate total value of cash and equity in making external comparisons and assessing internal fairness.

Annual salary.   The Company pays an annual salary to its employees and executive officers, excluding the CEO, as consideration for fulfillment of certain roles and responsibilities. The Committee annually reviews base salaries for executive officers with an independent compensation consultant. Base salaries for executive officers are generally targeted at market median, and are increased if determined appropriate based on market data and performance.

Annual bonus.   Cash bonus award programs for executive officers, excluding the CEO, are designed to promote the Company’s annual operating performance by aligning payouts with achievement of revenue and operating margin goals. The cash bonus awards qualify as performance-based compensation under

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as further outlined below in the section entitled “Impact of Regulatory Requirements on Compensation.”

•       Determining cash bonus targets.   The Committee approved the fiscal year 2006 Executive Bonus Program at its November 2005 meeting, including maximum bonus levels (expressed as a percentage of fiscal year end annual salary) and the formula (the Company’s achievement against annual revenue and operating margin goals) for funding the officer bonus pool.

•       Determining cash bonus payouts.   The cash bonus award for each executive officer is determined by applying the payout formula to the level of actual performance. The payout target is 50% of the executive officer’s salary with a maximum payout of 100% of salary. The Committee, in its sole discretion, may eliminate or reduce the cash bonus awards payable to any executive officer that otherwise would be payable under the payout formula. In fiscal year 2006 all eligible executive officers earned cash bonus awards based on the payout formula.

Equity compensation.   The Company grants equity-based compensation to executive officers to give them a stake in the success of the Company, to align their interests with shareholders, and to retain top leadership talent. While the Company relies heavily on equity to compensate its executives and other employees, it also currently limits the average annual distribution of new equity awards to no more than approximately 2.5% of shares outstanding. Currently, total dilution overhang from outstanding awards and shares available for future grants is equal to approximately 10.6% of the Company’s fully-diluted shares outstanding.

•       Determining the amount of equity-based awards.   The CEO did not receive an equity award in fiscal year 2006. RSUs were awarded to all other executive officers to encourage stock ownership and retention. The fiscal year 2006 RSU award to executive officers was designed to provide two years of grant value with the expectation that no new RSU award will be provided to these officers in fiscal year 2007. Equity-based awards are targeted above the 75th percentile of the market on an annualized basis.

•       Timing of grants.   All of the Company’s executive officers, excluding the CEO, were granted two years of grant value through the use of RSUs in fiscal year 2006, with the expectation that no new award will be provided in fiscal year 2007. With the exception of RSU grants to Anthony Fadell, the Company’s RSU grants have traditionally been made once every two years with vesting structured so that there is always a substantial amount that will be vested in two years and again in four years. This unvested value is intended to provide a strong retention component and continued alignment with shareholders’ interests over the long term:

Grant	Vesting	Vesting	Vesting
FY 04 RSU	50% in FY 06	50% in FY 08	—
FY 06 RSU	—	—	100% in FY 10

•       Mr. Fadell was promoted to Senior Vice President, iPod Division during fiscal year 2006. His executive RSU grant vests 50% in fiscal year 2008 and 50% in fiscal year 2010.

•       Due to the two-year RSU grant design in 2006, the Committee anticipates next reviewing executive officer equity compensation positioning beginning in fiscal year 2008. The Company anticipates that such analysis and grant of equity awards to executive officers will occur annually after fiscal year 2007.

Personal benefits and perquisites.   The Company does not provide its executive officers with any additional benefits or perquisites not available to all other employees. The Company provides a health plan to all employees including executive officers and eligible dependents.

Elements of post-termination compensation and benefits.   All Company employees, including the executive officers, are employed “at will” and do not have employment agreements.

Severance.   A standard Severance Plan that provides for two months of pay regardless of length of service or level applies to all Company employees.

Change-in-Control Provisions.   Except with respect to the provisions of certain equity awards, as described in “Change of Control Arrangements—Stock Options and Restricted Stock Units,” executive officers do not have change of control agreements. Moreover, none of the executive officers have any agreements with the Company to be “grossed up” with respect to any golden parachute excise taxes.

Stock Ownership / Retention Guidelines.

During fiscal year 2006, the Committee discussed the introduction of stock ownership and retention guidelines for both outside directors and executive officers. The Committee considered that executive officers currently have significant ownership through their RSU holdings. Though a formal program was not adopted for fiscal year 2006, the Committee intends to reconsider during fiscal year 2007 whether such policies would be beneficial.

Impact of Regulatory Requirements on Compensation.

In evaluating compensation program alternatives, the Committee considers the potential impact of Internal Revenue Code Section 162(m). Code Section 162(m) generally precludes publicly held companies from deducting compensation paid to Named Executive Officers that is in excess of $1 million a year. Certain performance-based compensation is excluded from this limit provided that specific requirements are met, including the use of predetermined performance goals, set by a Compensation Committee composed solely of two or more outside directors. William V. Campbell was an officer of FileMaker, Inc., a subsidiary of the Company, and, as such, does not qualify as an outside director under Code Section 162(m). For this reason, he abstains from voting on any Code Section 162(m) matters. The annual bonus program for executive officers qualifies for tax deductibility under Code Section 162(m), but time-vested RSUs granted to executive officers do not qualify. The Committee is reviewing a proposal to begin granting performance-based equity compensation with one of the goals being to qualify such compensation for tax deductibility under Code Section 162(m).

Members of the Compensation Committee

William V. Campbell (Chair)	Millard S. Drexler	Albert A. Gore, Jr.

Information Regarding Executive Compensation

The following table summarizes compensation information for the last three fiscal years for (i) Mr. Jobs, Chief Executive Officer, and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers of the Company at the end of the fiscal year (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Award ($)(1)		Securities Underlying Options* (#)	All Other Compensation ($)
Steven P. Jobs	2006	1	—	—	(2)	—	—
Chief Executive Officer	2005	1	—	—		—	—
	2004	1	—	—		—	—
Timothy D. Cook	2006	696,880	525,000	21,603,000	(3)	—	13,200	(5)
Chief Operating Officer	2005	602,434	600,239	—		—	12,600	(5)
	2004	602,632	—	7,650,000	(4)	—	12,588	(5)
Peter Oppenheimer	2006	615,006	450,000	14,402,000	(3)	—	13,200	(5)
Senior Vice President and	2005	552,189	550,202	—		—	21,092	(5)
Chief Financial Officer	2004	450,739	—	6,375,000	(4)	—	3,808	(5)
Ronald B. Johnson	2006	592,476	450,000	14,402,000	(3)	—	—
Senior Vice President, Retail	2005	552,795	550,202	—		—	—
	2004	484,836	1,500,000	6,375,000	(4)	—	—
Philip W. Schiller	2006	494,942	375,000	10,801,500	(3)	—	5,769	(5)
Senior Vice President,	2005	402,244	400,239	—		—	5,539	(5)
Worldwide Product Marketing	2004	402,277	—	6,375,000	(4)	—	5,308	(5)

(1)          The following table reflects the aggregated restricted stock holdings for each of the Company’s Named Executive Officers as of the end of the 2006 fiscal year and the value of such restricted stock based on $76.98 per share, the closing price of the Company’s common stock on the NASDAQ Global Select Market on September 29, 2006 (the last day of trading for the 2006 fiscal year). The table has been adjusted to reflect the Company’s two-for-one stock split in February 2005.

Named Executive Officer	Number of Unvested Restricted Shares at September 30, 2006 (#)	Value of Unvested Restricted Shares at September 30, 2006 ($)
Steven P. Jobs	0	0
Timothy D. Cook(a)	600,000	46,188,000
Peter Oppenheimer(b)	450,000	34,641,000
Ronald B. Johnson(b)	450,000	34,641,000
Philip W. Schiller(c)	400,000	30,792,000

(a)          Includes 300,000 unvested restricted stock units that are part of a grant of 600,000 restricted stock units (split-adjusted) made on March 24, 2004. Fifty percent (50%) of such units vested in March 2006, and the remainder is scheduled to vest in March 2008. Also includes 300,000 unvested restricted stock units that were granted on December 14, 2005, and are scheduled to vest in their entirety in March 2010. The restricted stock units do not include the right to receive dividends prior to vesting.

(b)         Includes 250,000 unvested restricted stock units that are part of a grant of 500,000 restricted stock units (split-adjusted) made on March 24, 2004. Fifty percent (50%) of such units vested in March 2006, and the remainder is scheduled to vest in March 2008. Also includes 200,000 unvested restricted stock units that were granted on December 14, 2005, and are scheduled to vest in their entirety in March 2010. The restricted stock units do not include the right to receive dividends prior to vesting.

(c)          Includes 250,000 unvested restricted stock units that are part of a grant of 500,000 restricted stock units (split-adjusted) made on March 24, 2004. Fifty percent (50%) of such units vested in March 2006, and the remainder is scheduled to vest in March 2008. Also includes 150,000 unvested restricted stock units that were granted on December 14, 2005, and are scheduled to vest in their entirety in March 2010. The restricted stock units do not include the right to receive dividends prior to vesting.

(2)          In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director. In March 2003, the Board awarded Mr. Jobs 10 million (split-adjusted) restricted shares of the Company’s common stock, which vested in full in March 2006.

(3)          Marketvalue of restricted stock units granted on December 14, 2005 (based on $72.01 per share, the closing price of the Company’s common stock on the NASDAQ Global Select Market on the day of grant). The restricted stock units vest in March 2010.

(4)          Marketvalue of restricted stock units granted on March 24, 2004 (based on $12.75 per share, the split-adjusted closing price of the Company’s common stock on the NASDAQ Global Select Market on the day of grant). The restricted stock units granted on this date generally vest over four years with 50% of the total number of shares vesting on each of the second and fourth anniversaries of the grant date.

(5)          Consists of matching contributions made by the Company in accordance with the terms of the 401(k) plan.

Option Grants in Last Fiscal Year

There were no options granted to the Named Executive Officers during fiscal year 2006. Grants of restricted stock units to the Named Executive Officers are disclosed above in the Summary Compensation Table.

Options Exercised and Year-End Option Holdings

The following table provides information about stock option exercises by the Named Executive Officers during fiscal year 2006 and stock options held by each of them at fiscal year-end. The table has been adjusted to reflect the Company’s two-for-one stock split in February 2005.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)				Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
Name	(#)	($)	Exercisable		Unexercisable		Exercisable		Unexercisable
Steven P. Jobs	—	—	120,000	(2)	—		$8,547,600	(2)	—
Timothy D. Cook	—	—	—		—	(3)	—		—
Peter Oppenheimer	1,145,000	$55,851,613	—		—	(3)	—		—
Ronald B. Johnson	350,000	$15,653,210	1,900,000		—	(3)	$102,994,688		—
Philip W. Schiller	162,500	$9,454,728	—		—	(3)	—		—

(1)          Market value of securities underlying in-the-money options at the end of fiscal year 2006 (based on $76.98 per share, the closing price of Common Stock on the NASDAQ Global Select Market on September 29, 2006), minus the exercise price.

(2)          Consists of 120,000 options granted to Mr. Jobs in his capacity as a director pursuant to the 1997 Director Stock Option Plan. Since accepting the position of CEO, Mr. Jobs is no longer eligible to receive option grants under the Director Plan. In March 2003, Mr. Jobs voluntarily cancelled all of his outstanding options, excluding those granted to him in his capacity as a director.

(3)          Excludes 600,000 restricted stock units granted to Mr. Cook that are currently unvested, 450,000 restricted stock units granted to each of Messrs. Oppenheimer and Johnson that are currently unvested, and 400,000 restricted stock units granted to Mr. Schiller that are currently unvested.

Equity Compensation Plan Information

The following table sets forth certain information, as of September 30, 2006, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans. The table has been adjusted to reflect the Company’s two-for-one stock split in February 2005.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	34,827,183	$30.03	57,290,691	(1)
Equity compensation plans not approved by shareholders	18,137,049	$10.19	—
Total equity compensation plans(2)	52,964,232	$23.24	57,290,691

(1)          This number includes 2,297,225 shares of common stock reserved for issuance under the Employee Stock Purchase Plan, 400,000 shares available for issuance under the 1997 Director Stock Option Plan, and 54,593,466 shares available for issuance under the 2003 Employee Stock Plan. The grant of 3,410,000 restricted stock units has been deducted from the number of shares available for future issuance. Shares of restricted stock and restricted stock units granted after April 2005 count against the shares available for grant as two shares for every share granted. This amount does not include shares under the 1990 Stock Option Plan that was terminated in 1997. No new options can be granted under the 1990 Stock Option Plan.

(2)          This table does not include 17,266 shares of Common Stock underlying options assumed in connection with a prior acquisition of a company that originally granted those options. These assumed options have a weighted average exercise price of $4.30 per share. No additional options may be granted under the assumed plan.

The following table sets forth certain information, as of March 1, 2007, concerning shares of common stock authorized for issuance under all of the Company’s equity compensation plans. As of the table date, there were 864,265,296 shares of common stock outstanding and a total of 55,344,239 options outstanding under the Company’s equity compensation plans with a weighted average exercise price of $37.6056 and a weighted average remaining term of 3.28 years. The Company has only two active plans, the 1997 Director Stock Option Plan and the 2003 Employee Stock Plan. Both plans have been approved by shareholders. In conjunction with the amendments to the 2003 Employee Stock Plan approved by shareholders in April 2005, the number of shares granted under the Plan will be reduced by two times the number of restricted shares and restricted stock units granted. Outstanding options that are forfeited or cancelled under the two active plans will be available for future grant. No additional awards may be granted under plans that have been terminated.

Plan	Number of Outstanding Options	Number of Options/Shares Available for Grant
2003 Employee Stock Plan	39,662,510	41,390,563
1997 Director Stock Option Plan	720,000	420,000
1997 Employee Stock Option Plan	14,669,248	0
1990 Stock Option Plan	289,569	0
NeXT Computer Stock Option Plan	2,912	0

In addition to the options listed above, there are 4,680,000 restricted stock units outstanding with a weighted average term of 3.23 years.

Arrangements with Named Executive Officers

Change In Control Arrangements—Stock Options and Restricted Stock Units

In the event of a “change in control” of the Company, all outstanding options under the Company’s stock option plans and all restricted stock units granted on or after January 1, 2005, will, unless otherwise determined by the plan administrator, become fully exercisable, and will be cashed out at an amount equal to the difference between the applicable “change in control price” and the exercise price. A “change in control” under these plans is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company’s outstanding securities, or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

Agreements governing certain restricted stock units granted to the Named Executive Officers and other officers prior to January 1, 2005 generally provide that in the event there is a “change in control,” as defined in the Company’s stock option plans, and if in connection with or following such “change in control,” their employment is terminated without “Cause” or if they should resign for “Good Reason,” those options, restricted stock, and restricted stock units outstanding that are not yet vested as of the date of such “change in control” shall become fully vested. Further, these restricted stock unit agreements also provide that, in the event the Company terminates the Officer without cause at any time, the restricted stock and restricted stock units will vest in full. Generally, “Cause” is defined to include a felony conviction, willful disclosure of confidential information, or willful and continued failure to perform his or her employment duties. “Good Reason” includes resignation of employment as a result of a substantial diminution in position or duties, or an adverse change in title or reduction in annual base salary.

Certain Relationships and Related Transactions

In March 2002, the Company entered into a Reimbursement Agreement with its CEO, Steve Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Company business. The Reimbursement Agreement became effective for expenses incurred by Mr. Jobs for Company business purposes since he took delivery of the plane in May 2001. The Company recognized a total of $202,000 in expenses pursuant to the Reimbursement Agreement during fiscal year 2006.

In 2006, the Company entered into an agreement with Pixar to sell certain of Pixar’s short films on the iTunes Store. Mr. Jobs was the CEO, Chairman, and a large shareholder of Pixar. On May 5, 2006, The Walt Disney Company (“Disney”) acquired Pixar, which resulted in Pixar becoming a wholly-owned subsidiary of Disney. Upon Disney’s acquisition of Pixar, Mr. Jobs’ shares of Pixar common stock were exchanged for Disney’s common stock and he was elected to the Disney Board of Directors. Royalty expense recognized by the Company under the arrangement with Pixar from September 25, 2005 through May 5, 2006 was less than $1 million.

Report of the Audit and Finance Committee

The following is the report of the Audit and Finance Committee (the “Audit Committee”) with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2006. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit and Finance Committee (the “Audit Committee”) consists of three members: Messrs. Campbell and York and Dr. Levinson. All of the members are independent directors under the NASDAQ and Securities and Exchange Commission audit committee structure and membership requirements. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.apple.com/investor.

The Audit Committee is primarily responsible for assisting the Board in fulfilling its oversight responsibility by reviewing the financial information that will be provided to shareholders and others, appointing the independent auditor, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and its system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit related services.

The Company maintains  an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor policy mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that no auditor engagements for non-audit services may be entered into without the express approval of the Audit Committee.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2006 with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

Members of the Audit and Finance Committee

William V. Campbell	Arthur D. Levinson, Ph.D.	Jerome B. York (Chair)

Company Stock Performance

The following graph shows a five-year comparison of cumulative total shareholder return, calculated on a dividend reinvested basis, for the Company, the S&P 500 Composite Index (the “S&P 500”) and the S&P Computers (Hardware) Index (the “Industry Index”). The graph assumes $100 was invested in each of the Company’s common stock, the S&P 500 and the Industry Index on September 30, 2001. Data points on the graph are annual. Note that historic stock price performance is not necessarily indicative of future stock price performance.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Stock Performance Graph and reference to the Audit Committee Charter and independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

OVERVIEW OF PROPOSALS

This Proxy Statement contains 11 proposals requiring shareholder action. Proposal No. 1 requests the election of seven directors to the Board. Proposal No. 2 requests the approval of amendments to the Apple Inc. 2003 Employee Stock Plan. Proposal No. 3 requests the approval of amendments to the Apple Inc. Employee Stock Purchase Plan. Proposal No. 4 requests the approval of amendments to the Apple Inc. 1997 Director Stock Option Plan. Proposal No. 5 requests the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007. Proposals No. 6, 7, 8, 9, 10 and 11 are shareholder proposals. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

The Board has nominated the current directors, Messrs. Campbell, Drexler, Gore, Jobs and York and Drs. Levinson and Schmidt to be elected to serve for a one-year term and until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Vote Required

The seven nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of the quorum, but have no other legal effect under California law.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR the election of Messrs. Campbell, Drexler, Gore, Jobs and York and Drs. Levinson and Schmidt.

PROPOSAL NO. 2
Approval of Amendments to the Apple Inc. 2003 Employee Stock Plan

At the annual meeting, shareholders will be asked to approve amendments to the 2003 Employee Stock Plan (the “2003 Plan”), which was adopted, subject to shareholder approval, by the Board of Directors in April 2007. The plan, as amended, reflects the following amendments, which are subject to shareholder approval of this proposal:

•       Increase in Aggregate Share Limit. The amended version of the 2003 Plan authorizes a 28,000,000 share increase in the number of shares of common stock available for award grants under the 2003 Plan.

•       Extension of Term of Plan. The amended version of the 2003 Plan extends the term of the plan by two years to May 10, 2017.

•       Modification and Extension of Performance-Based Award Features. One element of the 2003 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2003 Plan that may also qualify as performance-based compensation for Section 162(m) purposes. If shareholders approve this 2003 Plan proposal, the Company will have the flexibility to grant Performance-Based Awards under the plan that are payable in cash, and the Company’s authority to grant Performance-Based Awards under the plan will be extended through the first annual meeting of the Company’s shareholders that occurs in 2012 (this expiration time is earlier than the general expiration date of the 2003 Plan and is required under applicable tax rules).

Discussion of the Increase in Aggregate Share Limit

The Board of Directors approved the additional share authority requested under the 2003 Plan based, in part, on a belief that the number of shares currently available under the plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives. The Company also believes that operation of the 2003 Plan is critical to attracting and retaining employees in a competitive labor market, which is essential to the Company’s long-term growth and success.

The Company last requested additional shares in 2005 to issue awards under the plan through fiscal year 2007 and, at that time, committed to keeping the average number of shares subject to awards granted each year to approximately 2.5% of shares outstanding. Since fiscal year 2005, the Company has met this commitment. The Board of Directors believes that the additional shares requested would enable the Company to meet its needs through the end of fiscal year 2009 while still honoring its commitment to limit the average number of shares subject to grants made under the plan each year to approximately 2.5% of shares outstanding.

During recent years, the Company’s investments have resulted in a significantly broadened and innovative product offering, including the iPhone, iPod, iTunes, Mac OS X, and several new application software programs. The Company has also expanded its distribution capabilities by opening over 175 of its own retail stores and substantially increasing third-party resale locations. The Company’s successful execution of its strategies has led to significant revenue and earnings growth. In addition, since the Company’s last request for an increase in shares under this plan on April 21, 2005, the Company has added approximately $50 billion in market capitalization, an increase of approximately 162%.

The Board believes the Company’s recent success is due to its highly talented employee base and that future success depends on the ability to attract and retain high caliber employees. The Company’s primary center for innovation is in the Silicon Valley, where it must compete with many companies, including several successful and high profile Internet search and commerce organizations, for a limited pool of talented people. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company to obtain the quality employees it needs to move its business forward.

The Compensation Committee (which administers the 2003 Plan) recognizes its responsibility to strike a balance between shareholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to the long-term success of the Company. The Committee anticipates that the additional shares requested will fund the equity compensation program through the end of fiscal 2009. The Company intends to limit the average annual number of options, restricted stock, and restricted stock units granted during that timeframe to approximately 2.5% of shares outstanding.

To further address shareholder concerns, the Company actively manages its program to use its equity plan resources as effectively as possible. Equity awards are generally limited to (1) those positions deemed critical to the Company’s future success, (2) individuals whose personal performance makes them highly valuable to the Company and (3) essential new hires. As a result, equity awards are generally granted to senior level individual contributors and management across all functions in the Company.

The Committee believes that the proposed amendments and additional shares are necessary for the Company to offer a competitive equity incentive program. If approved, the additional shares will be a critical factor in attracting, retaining, and rewarding the high caliber employees that are essential to the Company’s future success. The 2003 Plan is the Company’s only active employee equity plan and the current number of shares remaining available for grant is expected to last until approximately the end of fiscal year 2008. If shareholders do not approve the proposed increase in shares authorized under the plan, the Company will not be able to continue its equity program after that time. This will likely preclude the Company from successfully attracting and retaining the best possible talent.

Description of the 2003 Plan

The following is a summary of the principal features of the 2003 Plan assuming that shareholders approve this Proposal. This summary does not purport to be a complete description of all of the provisions of the 2003 Plan. It is qualified in its entirety by reference to the full text of the 2003 Plan. A copy of the 2003 Plan has been filed with the SEC with this proxy statement, and any shareholder who desires to obtain a copy of the plan may do so by written request to the Company’s Secretary at Apple’s headquarters in Cupertino, California.

Share Reserve

Currently, the maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards granted under the 2003 Plan is 145,000,000 shares, of which 41,390,563 shares of common stock remained available for future award grants as of March 1, 2007. If shareholders approve the 2003 Plan proposal, the plan’s share limit will be increased by 28,000,000 shares so that the new share limit on awards granted under the plan will be 173,000,000 shares.

In addition, shares issued in respect of stock grants and restricted stock unit awards granted under the 2003 Plan are counted against the plan’s aggregate share limit as two shares for every one share actually issued in connection with the award. For example, if 100 shares are issued with respect to a restricted stock award granted under the plan, 200 will be counted against the plan’s aggregate share limit in connection with that award.

The maximum number of shares of common stock which may be subject to options and stock appreciation rights granted under the 2003 Plan to any one individual during any fiscal year is 15,000,000, and the maximum number of shares that may be subject to awards of stock grants and restricted stock units under the plan to any one individual during any fiscal year is 5,000,000, in each case subject to adjustment as provided in the plan.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2003 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (To clarify, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2003 Plan will again be available for subsequent awards under the plan. Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of an award granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan. The Company may not increase the applicable share limits of the 2003 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).

Administration

The Compensation Committee will administer the 2003 Plan with respect to persons who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and awards intended to qualify as “performance-based compensation” under Code Section 162(m). The Compensation Committee or a separate committee of one or more directors of the Company appointed by the Board of Directors will administer the 2003 Plan with respect to all other persons and awards.

Eligibility, Limitations and Types of Awards Under the 2003 Plan

The 2003 Plan permits the granting of stock options, stock appreciation rights, stock grants and restricted stock units by the plan administrator. Stock appreciation rights may be awarded in combination with stock options or stock grants, and such awards shall provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited.

Employees (including executive officers and directors who are also the Company’s employees) and consultants of the Company, and any parent or subsidiary of the Company are eligible to participate in the 2003 Plan. Non-employee directors are not eligible to participate. On March 3, 2007, the Company had approximately 20,000 employees (including executive officers) who would have been eligible to participate in the 2003 Plan if the amended plan had been in effect as of that date. The Company currently does not make equity awards to consultants.

Stock Options

The plan administrator may grant nonstatutory stock options or incentive stock options (which are entitled to potentially favorable tax treatment) under the 2003 Plan. The vesting schedule and number of shares covered by each stock option granted to a participant will be determined by the plan administrator. The plan administrator may grant stock options with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The stock option exercise price is determined at grant by the plan administrator and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to shareholders who own more than 10% of the total outstanding shares of the Company, its parent or any of its subsidiaries). Consistent with applicable laws, regulations and rules, payment of the exercise price of stock options may be made by cashless exercise, or by any other form of payment approved by the Committee. The term of a stock option shall not exceed seven years from the date of grant.

Stock Grants

The plan administrator may award stock, subject to vesting conditions, under the 2003 Plan. Participants may be required to pay cash or other legal consideration to the Company at the time of a stock grant, but the 2003 Plan does not establish a minimum purchase price for shares awarded as stock grants. The plan administrator may award stock grants with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Subject to certain exceptions set forth in the 2003 Plan, stock grants subject to time-based vesting requirements may not vest more rapidly than in monthly installments over the three-year period following the grant date, and stock grants subject to performance-based vesting requirements may not vest earlier than the first anniversary of the grant date. When the stock grant award conditions are satisfied, then the participant will be vested in the shares and will have complete ownership of the shares.

Restricted Stock Units

The plan administrator may award restricted stock units under the 2003 Plan. Participants are not required to pay any consideration to the Company at the time of grant of a restricted stock unit. The plan administrator may grant restricted stock units with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Subject to certain exceptions set forth in the 2003 Plan, awards of restricted stock units subject to time-based vesting requirements may not vest more rapidly than in monthly installments over the three-year period following the grant date, and awards of restricted stock units subject to performance-based vesting requirements may not vest earlier than the first anniversary of the grant date. When the participant satisfies the conditions of the restricted stock unit award, the Company may settle the award in shares, cash or any combination of both, as determined by the plan administrator, in its sole discretion, at the time of grant.

Stock Appreciation Rights

The plan administrator may grant stock appreciation rights under the 2003 Plan. The vesting schedule and number of shares covered by each stock appreciation right granted to a participant will be determined by the plan administrator. The plan administrator may grant stock appreciation rights with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The exercise price of a stock appreciation right will be established by the plan administrator and may not be less than 100% of the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the participant will receive payment from the Company in an amount determined by multiplying (a) the difference between (i) the fair market value of a share on the date of exercise and (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares, or any combination of both, as determined by the plan administrator, in its sole discretion, at the time of grant. The term of a stock appreciation right shall not exceed seven years from the date of grant.

Performance-Based Awards

Awards under the 2003 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Code Section 162(m) for awards intended to qualify as “performance-based compensation” thereunder. If shareholders approve the 2003 Plan proposal, performance-based awards that are payable in cash may be granted under the plan. Performance conditions under the 2003 Plan shall utilize one or more objective measurable performance goals as determined by the plan administrator based upon one or more factors, including: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) total shareholder return; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) manufacturing, production or inventory; (xxv) mergers and acquisitions or divestitures; and/or (xxvi) individual performance objective. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capital basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and/or (e) on a pre-tax or after tax basis. Awards to participants who are not subject to the limitations of Code Section 162(m) may be determined without regard to performance goals and may involve the plan administrator’s discretion.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) would any adjustment be made to a stock option or a stock appreciation right award under the 2003 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Transferability of Awards

Subject to certain exceptions contained in the plan, awards under the 2003 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The plan administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and, with limited exceptions set forth in the plan, are not made for value.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the 2003 Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all awards then-outstanding under the plan will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2003 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders.

Amendment and Termination

The Board of Directors may amend the 2003 Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent the amendment is required by applicable laws, regulations or rules. The Board of Directors may terminate the 2003 Plan at any time and for any reason. If shareholders approve the 2003 Plan proposal, the plan will terminate on May 10, 2017 unless re-adopted or extended by the shareholders prior to or on such date. The termination or amendment of the 2003 Plan may not adversely affect any award previously made under the plan.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the 2003 Plan based on the federal income tax laws in effect on the date of this proxy statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor concerning the tax implications of awards granted under the 2003 Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, and (ii) the difference between the sales price and the exercise price.

For awards of stock grants, the participant will not have taxable income upon the receipt of the award (unless the participant elects to be taxed at the time the stock is granted rather than when it becomes vested). The stock grants will generally be subject to tax upon vesting as ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).

A participant is not deemed to receive any taxable income at the time an award of restricted stock units is granted. When vested restricted stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such restricted stock units (if any).

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any award is subject to withholding taxes (not applicable to incentive stock options) and the Company is allowed a tax deduction equal to the amount of ordinary income recognized by the participant. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the Company’s other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year) and if the material terms of such compensation are disclosed to and approved by the Company’s shareholders.

Specific Benefits

The Company has not approved any awards that are conditioned on shareholder approval of the 2003 Plan proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the 2003 Plan. If the proposed increase in the share limit for the 2003 Plan had been in effect in 2006, the Company expects that its award grants for 2006 would not have been substantially different from those actually made in that year under the plan.

As of March 20, 2007, the fair market value of a share of Company common stock was $91.48.

Aggregate Past Grants Under the 2003 Employee Stock Plan

As of March 1, 2007, awards covering 170,144,259 shares of the Company’s common stock had been granted under the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock and RSU vesting prior to that date, and any option, unvested restricted stock and RSU holdings as of that date.

	STOCK OPTIONS					RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option		Number of Shares Acquired	Number of Shares Underlying Options as of March 1, 2007		Number of Shares/ Units Subject to	Number of Shares/ Units Vested as of March 1,	Number of Shares/ Units Outstanding and Unvested as of March 1,
Name and Position	Grants		On Exercise	Exercisable	Unexercisable	Past Awards	2007	2007
Named Executive Officers:
Steven P. Jobs Chief Executive Officer	55,000,000	(1)	0	0	0	10,000,000	10,000,000	0
Timothy D. Cook Chief Operating Officer	3,200,000		3,200,000	0	0	900,000	300,000	600,000
Ronald B. Johnson Senior Vice President, Retail	3,600,000		2,300,000	1,300,000	0	700,000	250,000	450,000
Peter Oppenheimer Senior Vice President and Chief Financial Officer	1,366,672		1,366,672	0	0	700,000	250,000	450,000
Philip W. Schiller	386,668		386,668	0	0	650,000	250,000	400,000
Senior Vice President,
Worldwide Product Marketing
Total for all current Executive Officers (including the Named Executive Officers identified above):	66,257,636	(1)	9,704,074	1,402,812	150,750	14,670,000	11,555,000	3,115,000
Non-Executive Director Group:	0		0	0	0	0	0	0
Each other person who has received 5% or more of the options, warrants or rights under the Plan	0		0	0	0	0	0	0
All employees, including all current officers who are not executive officers or directors, as a group	85,841,623		34,117,853	10,532,314	27,576,009	3,375,000	915,000	1,565,000
Total	152,099,259	(1)	43,821,927	11,935,126	27,726,759	18,045,000	12,470,000	4,680,000

(1)             Reflects options that were subsequently cancelled in 2003.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR the amendments to the Apple Inc. 2003 Employee Stock Plan.

PROPOSAL NO. 3
Approval of Amendments to the Apple Inc. Employee Stock Purchase Plan

At the annual meeting, shareholders will be asked to approve amendments to the Employee Stock Purchase Plan (the “Purchase Plan”), which were adopted, subject to shareholder approval, by the Board of Directors in April 2007. The amended Purchase Plan essentially provides the same benefits to employees that are currently provided under the plan, but would increase the number of shares of Company common stock authorized for issuance under the Purchase Plan by 6,000,000 shares. In addition, the amended version of the Purchase Plan limits the number of shares that may be purchased by all participants under the plan in any calendar year to 3,000,000 shares and permits international employees to participate in the Purchase Plan under terms that are modified to the extent required to comply with local laws.

The Board of Directors believes that the Purchase Plan encourages employees to acquire shares of the Company’s common stock, thereby better aligning their interests with those of the other shareholders, promotes financial saving for the future by the Company’s employees and fosters good employee relations. Therefore, the Purchase Plan is an important part of the Company’s compensation program, and the Board believes it is essential to the Company’s ability to attract, retain and motivate highly qualified employees in an extremely competitive environment both in the U.S. and internationally.

In recent years, the Company has seen significant growth, and now approximately 20,000 employees are eligible to participate in the Purchase Plan. The Board is asking shareholders to approve an amendment to increase the number of shares of Company common stock that remain available for issuance under the Purchase Plan by 6,000,000 shares so that the number of shares that are currently available for issuance under the Purchase Plan would be increased from 1,573,893 shares to 7,573,893 shares. The Board believes this share increase will enable the Company to continue offering the Purchase Plan to its employees through June 30, 2009.

Description of the Purchase Plan

The following is a summary of the principal features of the amended version of the Purchase Plan. This summary does not purport to be a complete description of all of the provisions of the Purchase Plan. It is qualified in its entirety by reference to the full text of the Purchase Plan. A copy of the Purchase Plan has been filed with the SEC with this proxy statement, and any shareholder who desires to obtain a copy of the plan may do so by written request to the Company’s Secretary at Apple’s headquarters in Cupertino, California.

Share Reserve.   Currently, 70,000,000 shares of the Company’s common stock are authorized for issuance under the Purchase Plan. Of these shares, 68,426,107 shares have previously been purchased and 1,573,893 shares remain available for purchase in the current and future offering periods under the Purchase Plan. If shareholders approve this Purchase Plan proposal, the maximum aggregate number of shares that may be issued under the Purchase Plan will increase from 70,000,000 shares to 76,000,000 shares.

Eligibility.   Any person who is employed by the Company (or by any of its designated subsidiaries) for at least twenty hours per week and more than five months per calendar year is eligible to participate in the Purchase Plan, subject to certain limitations imposed by Code Section 423(b), including (i) the requirement that no person may be granted rights under this Purchase Plan (and all plans qualified under Code Section 423(b) maintained by the Company or any subsidiary) to purchase more than $25,000 worth of Company common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that, no person who owns or holds options to purchase or who, as a result of participation in the Purchase Plan, would own or hold options to purchase five percent (5%) or more of our outstanding common stock is eligible to participate in the Purchase Plan. Non-employee directors are not eligible to participate in the Purchase Plan. As of March 3, 2007, approximately 20,000 employees were eligible to participate in the Purchase Plan, of which nine were executive officers of the Company. International employees who may participate in the portion of the Purchase Plan that does not comply with Code Section 423(b) may not be required to work for at least twenty hours per week and more than five months per calendar year if such hourly conditions would be viewed as discriminating against employees under the applicable local laws.

Participation in an Offering.   Shares are currently offered under the Purchase Plan through consecutive offering periods of approximately six months that generally begin with the first business day of the second and fourth fiscal quarter of each year. To participate in the Purchase Plan, eligible employees must authorize payroll deductions in whole percentages up to ten percent (10%) of eligible earnings, including, base salary, overtime pay, and commissions. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive offering period until such time as the employee withdraws from or is no longer eligible to participate in the Purchase Plan.

Purchase Price.   The purchase price per share of Company common stock under the Purchase Plan is equal to 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the relevant offering period or (ii) the last day of the relevant offering period. The fair market value of a Share of the Company’s common stock on these measurement dates will be equal to the closing price per share as reported on the NASDAQ Global Select Market.

Shares Purchased.   The number of shares of the Company’s common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price. In the event that the Purchase Plan’s annual cap limits the number of shares of Company common stock that may be issued and sold during any offering period, the number of shares that each participant purchases in that offering period will be reduced in proportion to the respective amounts which would otherwise have been purchasable by each such participant if enough shares had been available to enable all participants to purchase the full amount they elected. Any cash not applied to the purchase of fractional shares will be applied toward the purchase of shares in subsequent offerings.

Withdrawal.   A participant may withdraw from an offering under the Purchase Plan at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not subsequently participate in the same offering. A participant will automatically be withdrawn from an offering under the Purchase Plan upon a termination of employment and, in certain cases, following a leave of absence, a layoff, or a temporary period of ineligibility.

Transferability.   No option grants under the Purchase Plan will be transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Adjustments.   In the event any change is made in the Company’s capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made to the purchase price and to the number of shares subject to stock purchase under the Purchase Plan, to the number of shares authorized for issuance under the Purchase Plan, and to the maximum number of shares that may be purchased by an employee during any six-month purchase period.

Corporate Transactions.   In the event Apple is acquired by merger or sale of all or substantially all of Apple’s assets or outstanding voting stock, all outstanding options will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will generally be equal to 85% of the lesser of the fair market value of the Company’s common stock on (i) the first day of the relevant offering period or (ii) the day immediately prior to consummation of the transaction. In addition, in accordance with the principles of Code Section 423, the plan administrator may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of the Company or its subsidiaries.

Administration and Amendment.   The Purchase Plan is administered, at the Company’s expense, by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Compensation Committee. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Committee, and its decisions are final and binding upon all participants. The Board of Directors may at any time amend or terminate the Purchase Plan; however, such termination or amendment may not make any changes in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the Purchase Plan without the approval or ratification of the Company’s shareholders if such amendment would require shareholder approval under Code Section 423, or any other applicable law or regulation.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences, under current U.S. tax law, of participation in the Purchase Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Purchase Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Purchase Plan.

The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Code Section 423. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to the Company, due to the grant of the option at the beginning of an offering or the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the Purchase Plan are sold or otherwise made the subject of disposition.

A sale or other disposition of shares purchased under the Purchase Plan will be a disqualifying disposition if it is made within two years after the date the option is granted (i.e., the commencement date of the offering period to which the option pertains).

If the participant makes a disqualifying disposition of shares purchased under the Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and the Company will be entitled to an income tax deduction for the same amount for the taxable year of the Company in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of the Company’s officers under Code Section 162(m). In no other instance will the Company be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition will be a capital gain (or loss) to the participant.

If the participant disposes of shares purchased under the Purchase Plan after satisfying the holding period outlined above (a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the date of disposition exceeds the purchase price or (ii) 15% of the fair market value of the shares on the day the option relating to the disposed shares was first granted. This amount of ordinary income will be added to the basis in the shares and any gain (or loss) recognized upon the disposition will be a long-term capital gain (or loss).

Specific Benefits

The benefits that will be received by or allocated to eligible employees under the Purchase Plan cannot be determined at this time because the amount of contributions set aside to purchase shares of the Common Stock under the Purchase Plan (subject to the limitations discussed above) is entirely within the discretion of each participant. If the proposed amendment of the Purchase Plan had been in effect for the 2006 fiscal year, the Company does not expect that the number of shares purchased by participants in the Purchase Plan during that year would have been materially different than the number of shares purchased as set forth in the table below.

As of March 20, 2007, the fair market value of a share of Company common stock was $91.48.

Aggregate Past Purchases Under the Employee Stock Purchase Plan

As of March 1, 2007, 68,426,107 shares of the Company’s common stock had been purchased under the Purchase Plan since its inception in 1981. The following number of shares have been purchased by the persons and groups identified below:

Name	Aggregate Number of Shares Purchased in the Most Recent Completed Offering Period Ended December 29, 2006	Aggregate Number of Shares Purchased Under the Plan in All Completed Offering Periods
Named Executive Officers:
Steven P. Jobs Chief Executive Officer	0	0
Timothy D. Cook Chief Operating Officer	0	13,033
Ronald B. Johnson Senior Vice President, Retail	0	13,033
Peter Oppenheimer Senior Vice President and Chief Financial Officer	0	14,579
Philip W. Schiller	0	0
Senior Vice President, Worldwide Product Marketing
Total for all current Executive Officers (including the Named Executive Officers identified above):	0	84,989
Non-Executive Director Group:	0	0
Each other person who has received 5% or more of the options, warrants or rights under the Plan	0	0
All employees, including all current officers who are not executive officers or directors, as a group	723,332	68,341,118
Total	723,332	68,426,107

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR the amendments to the Apple Inc. Employee Stock Purchase Plan.

PROPOSAL NO. 4
Approval of Amendments to the 1997 Director Stock Option Plan

At the annual meeting, shareholders will be asked to approve the following amendments to the 1997 Director Stock Option Plan (the “Director Plan”), which were adopted, subject to shareholder approval, by the Board in April 2007:

•       Extension of Plan Term. The proposed amendments would extend the Company’s authority to grant new awards under the Director Plan by five years until May 10, 2012.

•       Elimination of Repricing. The proposed amendments would clarify that the Company may not reprice options granted under the Director Plan (except due to an adjustment to reflect a stock split or similar event or any repricing that might be approved by shareholders).

•       Modification of Share-Counting Provisions. Under the proposed amendments, shares that are exchanged by a director or withheld by the Company to pay the exercise price of an option granted under the Director Plan would not be available for subsequent awards under the plan.

Shareholders are not being asked to approve any increase in the number of shares of the Company’s common stock that may be delivered pursuant to awards granted under the Director Plan. The Director Plan’s existing aggregate share limit of 1,600,000 shares would be retained. As of March 1, 2007, 420,000 shares were available for future award grants under the Director Plan.

Description of Director Plan

The following is a summary of the principal features of the Director Plan. This summary does not purport to be a complete description of all of the provisions of the Director Plan. It is qualified in its entirety by reference to the full text of the Director Plan. A copy of the Director Plan has been filed with the SEC with this proxy statement, and any shareholder who desires to obtain a copy of the plan may do so by written request to the Company’s Secretary at Apple’s headquarters in Cupertino, California.

Purpose.   The Director Plan provides for the automatic grant of stock options to non-employee directors. The purposes of the Director Plan are to promote the Company’s long-term growth and financial success by attracting, motivating and retaining non-employee directors of outstanding ability, and to foster a greater identity of interest between the Company’s non-employee directors and shareholders.

Eligibility.   Only directors who are not employees of the Company or any of its subsidiaries may participate in the Director Plan. All members of the Board of Directors (other than Mr. Jobs) are currently eligible to participate in the Director Plan.

Shares Available for Issuance.   A cumulative total of 1,600,000 shares of Common Stock may be delivered pursuant to awards granted under the Director Plan. As of March 1, 2007, 420,000 shares remained available for future award grants under the Director Plan. If an option lapses, expires or is otherwise terminated without the issuance of shares, the shares underlying the lapsed, expired or terminated option or the tendered shares will be available for future award grants under the Director Plan. However, if shareholders approve the Director Plan proposal, shares that are exchanged by a director or withheld by the Company to pay the exercise price of an option granted under the plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to an option, will not be available for subsequent awards under the Director Plan. Either authorized and unissued shares of Common Stock or treasury shares will be issued under the Director Plan.

Grants Of Stock Options.   Each newly elected or appointed non-employee director receives an initial grant of an option to purchase 30,000 shares of common stock (an “Initial Option”). Each non-employee director is also granted an option to purchase 10,000 shares of common stock on the fourth anniversary of the non-employee director’s initial election or appointment to the Board and on each subsequent anniversary thereafter (each, an “Annual Option”). The exercise price of each option is the closing sales price for the common stock on the date of grant. Initial Options vest and become exercisable in equal annual installments on each of the first through third anniversaries of the date of grant. Annual Options are fully vested and immediately exercisable on their date of grant.

No Repricing.   In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that might be approved by shareholders) would any adjustment be made to a stock option under the Director Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise of the option.

Termination of Service.   In general, if a non-employee director ceases to be a member of the Board, the director’s options will be exercisable by the director for a period of 90 days, to the extent vested at the time of termination of service. If a non-employee director’s service on the Board terminates by reason of the director’s death, the director’s vested options will remain outstanding and the director’s beneficiary may exercise the options at any time through the third anniversary of the director’s death. If a non-employee director is removed from the Board for “cause” (as determined by the Board in accordance with the Company’s by-laws), all of the director’s options, whether or not vested, will immediately be forfeited.

Adjustments; Corporate Transactions.   As is customary in incentive plans of this nature, the share limit and the number and kind of shares available under the Director Plan and any outstanding awards, as well as the exercise prices of awards are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the shareholders. Generally, and subject to limited exceptions set forth in the Director Plan, if the Company dissolves or undergoes certain corporate transactions such as a merger, business combination, or other reorganization, or a sale of substantially all of its assets, all options then outstanding under the plan will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the option.

Administration.   The Board of Directors administers the Director Plan and has authority to adopt rules and regulations that it considers necessary or appropriate to carry out the purposes of the Director Plan and to interpret and construe the provisions of the Director Plan.

Amendment and Termination.   The Board will have authority to amend or terminate the Director Plan at any time. However, the Board may not, without shareholder approval, increase the number of shares available for issuance.

Term.   If shareholders approve the Director Plan proposal, the Director Plan will expire on May 10, 2012. No further stock options will be awarded under the Director Plan after that date.

Federal Income Tax Consequences.   The federal income tax consequences of issuing and exercising stock options under the Director Plan may be summarized as follows. The grant of a stock option has no immediate federal income tax effect. The director will not recognize taxable income and the Company will not receive a tax deduction. When the director exercises the option, the director will recognize ordinary income and the Company will receive a tax deduction, in each case measured by the difference between the exercise price and the fair market value of the shares on the date of exercise. When the director sells shares obtained from exercising a stock option, any gain or loss will be taxed as a capital gain or loss (long-term or short-term, depending on how long the shares have been held).

Specific Benefits

None of the Company’s executive officers (including any of the Named Executive Officers) will be eligible to receive award grants under the Director Plan. If shareholders approve the Director Plan proposal, the number of stock options that will be allocated, based on the following assumptions, to five of the Company’s six non-employee directors as a group (one of the Company’s non-employee directors has declined to receive any grants under the Director Plan) pursuant to the formulaic Annual Option grants is 250,000 (10,000 x 5 x 5) stock options. This represents the aggregate number of shares that would be subject to the Annual Option grants under the Director Plan for calendar years 2008 through 2012 (the 5 remaining years in the term of the plan if shareholders approve the Director Plan proposal), assuming, among other future variables, that there are no new eligible directors, there continue to be six eligible directors seated and there are no changes to the awards granted under the Director Plan. The actual number of shares that will be subject to stock options for initial grants to new directors under the Director Plan is not determinable.

As of March 20, 2007, the fair market value of a share of Company common stock was $91.48.

Aggregate Past Grants Under the 1997 Director Stock Plan

The following table sets forth information with respect to the stock options previously granted under the Director Plan as of March 1, 2007.

As of March 1, 2007, awards covering 1,320,000 shares of the Company’s common stock had been granted under the Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

	STOCK OPTIONS
	Number of Shares Subject to Past Option	Number of Shares Acquired	Number of Shares Underlying Options as of March 1, 2007
Name and Position	Grants	On Exercise	Exercisable	Unexercisable
Named Executive Officers:
Steven P. Jobs Chief Executive Officer	120,000 (1)	0	0	0
Timothy D. Cook Chief Operating Officer	0	0	0	0
Ronald B. Johnson Senior Vice President, Retail	0	0	0	0
Peter Oppenheimer Senior Vice President and Chief Financial Officer	0	0	0	0
Philip W. Schiller	0	0	0	0
Senior Vice President, Worldwide
Product Marketing
Total for all current Executive Officers (including the Named Executive Officers identified above):	120,000	0	0	0
Non-Executive Director Group:	1,200,000	460,000	720,000	0
Each other person who has received 5% or more of the options, warrants or rights under the Plan	0	0	0	0
All employees, including all current officers who are not executive officers or directors, as a group	0	0	0	0
Total	1,320,000	460,000	720,000	0

(1)          Granted in 1997 upon joining the Company’s Board of Directors.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR the amendments to the 1997 Director Stock Option Plan.

PROPOSAL NO. 5
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, the Company’s independent registered public accounting firm, to audit the Company’s consolidated financial statements for fiscal year 2007. KPMG LLP has served as the Company’s independent registered public accounting firm since fiscal year 1997. At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they so desire.

Fees Paid To Auditors

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, KPMG LLP, during fiscal years 2006 and 2005.

Audit and Non-Audit Fees

	2006		2005
Audit Fees	$7,912,700	(1)	$6,948,800
Audit-Related Fees	28,000	(2)	46,700
Tax Fees	820,500	(3)	923,000
All Other Fees	—		—
Total	$8,761,200		$7,918,500

(1)          Audit fees relate to professional services rendered in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, quarterly review of financial statements included in the Company’s Forms 10-Q, and audit services provided in connection with other statutory and regulatory filings. Fiscal year 2006 also includes fees incurred in connection with the Special Committee of the Company’s Board of Directors’ investigation into stock option practices, no such fees were incurred during 2005.

(2)          Audit-related fees primarily relate to professional services for the audits of employee benefit plans.

(3)          2006 tax fees include $728,600 for professional services rendered in connection with tax compliance and preparation relating to the Company’s expatriate program, tax audits and international tax compliance; and $91,900 for international tax consulting and planning services. The Company does not engage KPMG LLP to perform personal tax services for its executive officers.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services Performed by the Independent Registered Public Accounting Firm

Prior to the enactment of the Sarbanes-Oxley Act of 2002 (the “Act”), the Company adopted an auditor independence policy that banned its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This auditor independence policy also mandates that the audit and non-audit services and related budget be approved by the Audit Committee in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. In accordance with this policy, all services to be performed by KPMG LLP were pre-approved by the Audit Committee.

Subsequent to the enactment of the Act, the Audit Committee met with KPMG LLP to further understand the provisions of that Act as it relates to auditor independence. KPMG LLP previously rotated the lead audit partner in fiscal year 2005, rotated other partners in 2006, and will rotate additional partners as appropriate in compliance with the Act. The Audit Committee will continue to monitor the activities undertaken by KPMG LLP to comply with the Act.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

PROPOSAL NO. 6
Shareholder Proposal Regarding Option Dating Policy

The Company has been advised that the Amalgamated Bank LongView Collective Investment Fund, 15 Union Square, New York, New York 10003-3378, a beneficial owner of approximately 308,135 shares of the Company’s common stock, with co-sponsor Connecticut Retirement Plans and Trust Funds, 55 Elm Street, Hartford, Connecticut 06106-1773, a beneficial owner of approximately 488,615 shares of the Company’s common stock, intends to submit the following proposal at the meeting:

RESOLVED:  The shareholders of Apple Computer, Inc. (“Apple”) request that the board of directors adopt a policy under which the board shall award any standard stock options that are granted to senior executives at an exercise price equal to an average of the opening and closing prices of the underlying stock on the date that the option is granted (the “grant date”), with any grant dates in a given fiscal year to be established and disclosed in advance; after a fiscal year has begun, Apple may select another grant date when hiring outside executives, provided that any such grant date is not coordinated with the release of material non-public information that has been disclosed or will be disclosed within 30 days of any such grant date.

SUPPORTING STATEMENT

Apple is one of several dozen companies as to which questions have arisen about the timing and backdating of stock options. At various points between 1997 and 2001, Apple granted options when the stock price was at a low point and shortly before the stock price rose significantly.

In August 2006 Apple announced that an internal review had found “irregularities” in its option granting practices and that it would restate financial results for periods from 2003 to 2006.

Backdating often consists of selecting or recording a grant date that occurred before the grant was actually determined, so as to take advantage of the stock price on the earlier date being lower than on the determination date. As a result, options are actually “in the money” on the date the grant was determined. Such backdating can have significant tax and economic consequences for a company, whose results may have to be restated.

Related practices include “springloading” or “bullet dodging,” in which a company coordinates a grant date with the release of material non-public information that could have a positive or negative impact on the stock price.

In our view, corporate efforts to game the timing of options can distort a core purpose of options, which is to motivate executives to improve long-term performance for the benefit of all shareholders. We thus deem it important for Apple to have a policy that standard stock options are awarded “at the money,” using grant dates that are selected and disclosed in advance, e.g., 45 days after the end of the fiscal year.

This policy would provide flexibility to make awards when hiring outside executives, provided that Apple does not coordinate such grant dates with the release of material non-public information. This policy would not affect awards of options that tie the exercise price to future performance levels (e.g., premium-priced options).

In our view, managers’ interests cannot be aligned with shareholders’ interests if managers are allowed to benefit in ways that shareholders cannot.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

Apple’s Statement in Opposition to Proposal No. 6

The Board of Directors recommends a vote AGAINST Proposal No. 6.

Apple’s Board of Directors recognizes that option grant practices are a timely and important issue among today’s public companies and their shareholders. However, the policy suggested by the proponent does not apply to Apple’s current equity compensation practices, and the Board believes the policy is not necessary for the protection of shareholders, could have unintended negative consequences for Apple and its shareholders, and would hinder the Board’s ability to attract and retain the caliber of talented senior executives who have been instrumental in delivering the dramatic increase in shareholder value experienced by Apple investors in recent years.

The proposal does not apply to Apple’s current equity compensation practices. Apple has not granted stock options to any senior executives since 2003, relying instead on restricted stock units to provide long term incentive compensation. Restricted stock units differ fundamentally from stock options. When a restricted stock unit grant vests, shares of Apple common stock are automatically issued to the senior executive, net of tax withholdings. Because restricted stock units have no exercise price, their ultimate value to the executive is not affected by the price of Apple’s common stock on the grant date, and thus the concepts of “backdating,” “springloading,” and “bullet dodging” that the proponent seeks to preclude are not applicable. Selecting grant dates for a given fiscal year in advance, as the proponent suggests, would in itself have no impact on the ultimate value or motivational attributes of such awards.

Even if Apple decides to grant stock options to senior executives in the future, the Board believes that the proponent’s restrictive approach is not necessary to protect the interests of Apple shareholders. Since 2002, Apple has made significant changes to its stock option granting practices in response to evolving legal, regulatory, and accounting requirements. The Company has implemented improvements to procedures, processes, and systems to provide additional safeguards and greater internal control over the stock option granting and administration function in compliance with the Sarbanes-Oxley Act and evolving accounting guidance. In 2006, Apple’s historical option grant practices were the subject of an exhaustive internal review and independent investigation conducted by a Special Committee of outside directors, with the assistance of independent counsel and forensic accountants. The investigative team spent over 26,500 person-hours searching more than one million physical and electronic documents and interviewing more than 40 current and former directors, officers, employees, and advisors. Significantly, the internal review and the independent investigation discovered no option grants made after 2002 that required accounting adjustments.

If Apple did grant stock options to senior executives in the future, the Board believes that implementation of the proposal could have the unintended consequence of removing or reducing the incentive for executives to increase shareholder value in the short term. Stock option grants are intended to provide an incentive to manage the Company from the perspective of a shareholder with an equity stake in the business, because executives benefit from option grants only if the underlying stock price appreciates after the options are granted. The Board is concerned that setting grant dates in advance could provide a perverse incentive for executives to focus on those dates and defer actions that could increase the value of the Company’s stock value in the short term in order to benefit from a lower grant price. The proposal could thus lead to more gaming of the system, instead of addressing the concerns presented by the proponent.

The Board is also concerned that implementation of the proposal could also put Apple at a competitive disadvantage in retaining the best executive talent. Apple’s Compensation Committee, consisting entirely of independent directors, spends a significant amount of time and effort researching, developing, and adopting well thought-out equity compensation programs for Apple’s executives. These recently reviewed and updated executive compensation policies give Apple flexibility in attracting and retaining executive talent and are designed to provide competitive compensation relative to the marketplace. The Board believes that attracting and retaining such talent  is crucial to the Company’s ability to continue to deliver increases in shareholder value.  Implementation of the proposed policy would significantly constrain the discretion of the Compensation Committee and the Board with respect to any executive option grants going forward. For example, the proposed policy would preclude ad hoc option grants to reward an executive for his or her extraordinary service. It would also preclude retention grants for an executive who is contemplating leaving Apple and is considered crucial to the future success of Apple’s business. The Board believes that very few, if any, of Apple’s peer companies impose limitations similar to those set forth in the proposal on the grant date and exercise price of stock options for executives.

For all of these reasons, the Board believes it is in the best interests of Apple shareholders to retain the flexibility to compensate executive management with the terms that the Board believes to be most appropriate for attracting and retaining top caliber talent.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Option Dating Policy.

PROPOSAL NO. 7
Shareholder Proposal Regarding Pay for Performance Standard

The Company has been advised that the International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, a beneficial owner of approximately 33,200 shares of the Company’s common stock, intends to submit the following proposal at the meeting:

RESOLVED:  That the shareholders of Apple (“Company”) request that the Board of Directors’ Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.     The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.     The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity on non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and,

3.     Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

SUPPORTING STATEMENT

We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value.

We believe common compensation practices contribute to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the Company’s performance. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate Supplemental Executive Retirement Plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

The Corporate Library determined several causes for concern with the Company’s compensation practices. In March 2003, the board awarded CEO Jobs 10 million restricted shares of the Company’s common stock that vested in full on the third anniversary of the grant date. The market value of the restricted shares at the end of fiscal year 2005 was $532 million. In December 1999, Mr. Jobs was given a special executive bonus in the form of an aircraft with a total cost to the Company of approximately $90,000,000 for past services as the Company’s interim CEO.

We believe the Company’s Plan fails to promote pay-for-superior-performance principles. Our Proposal offers a straightforward solution:  The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term value.

We urge shareholders to vote FOR this proposal.

Apple’s Statement in Opposition to Proposal No. 7

The Board of Directors recommends a vote AGAINST Proposal No. 7.

The Board and the Compensation Committee (the “Committee”) support the concept of performance-based compensation arrangements as an important component of executive compensation. The Board believes performance-based compensation arrangements provide important incentives for superior performance by executives. As discussed in this Proxy Statement, Apple’s shareholders have already approved, and Apple currently maintains, cash incentive compensation and long-term equity compensation programs that are based on performance criteria. A significant portion (generally more than 75 percent) of an executive’s total compensation is variable and at risk and tied to the financial performance of the Company.

Motivating executives through performance goals is not the only purpose of compensation arrangements. Among other objectives, Apple’s compensation arrangements must attract and retain high caliber executives in an extremely competitive marketplace. Successful recruitment and retention of talented executives requires not only rewarding executives for the goals they have achieved, but also adequately compensating them for the services they perform.

After careful consideration, the Board believes that restricting the Committee’s choice of compensation alternatives as the shareholder’s proposal suggests would unduly constrain the Committee’s ability to respond to market trends and to tailor compensation incentives to the Company’s business goals. By seeking to limit the Committee’s flexibility in regard to designing and implementing compensation programs in ways it deems appropriate, the proposal would put Apple at a competitive disadvantage and would hinder the Company’s ability to attract, retain, and motivate executive talent in a competitive employment environment. Therefore, the Board does not believe the proposal is in the best interests of Apple or its shareholders.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Pay for Performance Standard.

PROPOSAL NO. 8

Shareholder Proposal Regarding Environmental Report

The Company has been advised that Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111-2809, a beneficial owner of approximately 200 shares of the Company’s common stock, intends to submit the following proposal at the meeting:

RESOLVED:  Shareholders request that the Board publish a report within six months of the 2007 annual meeting, at reasonable cost and omitting confidential information, on the feasibility of adopting a policy of becoming a leader in the use of safe materials, by eliminating persistent and bioaccumulative toxic chemicals, and all types of brominated flame retardants (BFRs) and polyvinyl chloride (PVC) plastics, in all Apple products, including an expeditious timetable to end the use of all BFRs and PVC.

SUPPORTING STATEMENT

We believe that Apple wants to be perceived as the clear marketplace leader in smart design of computers and related digital products, but certain competitors may be getting ahead of our company in the deployment of safer materials; for instance, Apple competitor Dell has committed to eliminate the use of all brominated flame retardants and PVC by 2009, while Apple has only stated its intent to work over an indefinite period to eliminate these substances.

Additional action is consistent with Apple’s stated policies. For instance, excerpts from company policies state:

“Apple recognizes its responsibility as a global citizen and is continually striving to reduce the environmental impact of the work we do and the products we create…

“Apple takes pride in its history of innovation and thoughtful design. . .Building world-class products includes considering the materials that go into their creation…

“Our continued goal is to reduce or eliminate environmentally harmful substances from our products and processes…

“Apple is also committed to protecting the health and safety of our employees, customers, and the global community… and

“Where laws and regulations do not provide adequate controls, we [Apple] will adopt our own standards to protect human health and the environment.”

Yet, according to AppleInsider.com, Apple was forced to halt sales of certain products, including the iSight, eMac and certain AirPort Base Stations for several months in Europe because they did not comply with the European Union’s Restriction of Hazardous Substances (RoHS) directive applicable to electronic products.

Over 100 countries have signed the Stockholm Convention calling for phaseout of certain persistent organic pollutants. Some substances like PVC can lead to the generation of persistent organic pollutants (e.g. dioxins) when burned. PVC is highly polluting in its production and disposal, contains biologically available contaminants such as phthalates and heavy metals and can generate hydrogen chloride gas.

New scientific evidence has revealed the hazards of BFRs used in circuit boards among other components that have been found in home and office environments. It has been shown that TBBPA (a type of BFR) induced neurotoxicity and immunotoxicity. The presence of TBBPA or other bromine containing chemicals in electronics products have potential to form additional toxic chemicals dispersed to the environment when smelted or burned in open air.

Toxic substances in products represent serious potential liability to our company in the form of environmental clean up and tort litigation.

The innovative use of safer, longer lasting materials is consistent with Apple’s goal of capturing a larger share of the computer market.

Apple’s Statement in Opposition to Proposal No. 8

The Board of Directors recommends a vote AGAINST Proposal No. 8.

The Board believes that Apple’s current policies and practices concerning the use of safe materials in the Company’s products address the concerns in the proposal. As such, the Board believes the report and review called for by the proponent would not result in any additional benefit to Apple’s shareholders and instead would be costly, time-intensive, and duplicative of many of our existing policies, initiatives, and efforts.

Apple recognizes the need for environmentally responsible production and has a record of restricting harmful substances that goes back over a decade. Apple’s policies and rigorous substance restrictions ensure that Apple and its products meet the requirements of consumers and regulators in all countries where the Company’s products are sold. Apple and its products are compliant with the European Union’s directive on the Restriction of Hazardous Substances (RoHS) everywhere its products are sold. In fact, Apple met many of the RoHS restrictions long before the July 1, 2006 deadline and was fully compliant by that date.

PVC is already among the many substances restricted from use in Apple’s products, packaging and manufacturing processes. Apple is committed to phasing out PVC altogether and is actively investigating alternative materials that are more environmentally friendly. In addition, Apple banned the use of certain BFRs, years before mandatory restrictions on such substances were introduced by the RoHS directive referenced by the proponent, and some of which are currently permitted under the RoHS directive. As with PVC, Apple is actively researching materials with better environmental features to replace other BFRs still used as an industry standard.

In addition to protecting the environment, Apple is also committed to protecting the health and safety of its employees, customers, and the global community. Apple recognizes that by integrating sound environmental, health, and safety management practices into all aspects of the Company’s business, Apple can offer technologically innovative products and services while conserving and enhancing resources for future generations.

The Company has taken steps to ensure that information on its environmental policies, including examples of substances that are banned or restricted in the Company’s products and manufacturing processes, is readily available through apple.com/environment. As such, we believe Apple’s current methods provide beneficial and cost effective disclosure to the Company’s shareholders of the same information the proponent calls for in the proposal, and the Company remains focused on finding sound alternatives to achieve environmentally responsible production.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Environmental Report.

PROPOSAL NO. 9
Shareholder Proposal Regarding Equity Retention Policy

The Company has been advised that the AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, a beneficial owner of approximately 5,618 shares of the Company’s common stock, intends to submit the following proposal at the meeting:

Resolved, that shareholders of Apple Computer, Inc. (“Apple”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs during their employment, and to report to shareholders regarding the policy before Apple’s 2008 annual meeting of shareholders. The Committee should define “significant” (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of Apple and its senior executives; however, the shareholders recommend that the Committee not adopt a percentage lower than 75% of net after tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.

SUPPORTING STATEMENT

Equity-based compensation makes up a substantial portion of senior executive compensation at Apple. In fiscal years 2000 and 2002, Chairman and CEO Steven Jobs was granted 27,500,000 stock options with a grant-date estimated value (assuming 5% stock price appreciation) greater than $634 million. In March 2003, Mr. Jobs voluntarily cancelled all of these options, which were underwater at the time, and the Board approved a new restricted stock award of 5,000,000 shares valued at $74,750,000. In 2001, COO Timothy Cook was granted 1,000,000 stock options, with a grant-date estimated value (assuming 5% appreciation) of $10,573,291; in 2004 he a received a restricted stock award of 600,000 shares valued at $7,650,000.

Apple claims that equity-based compensation promotes alignment between executive and shareholder interests. Unfortunately, Apple’s generous equity compensation programs have yet to translate into meaningful levels of stock ownership. Apple’s most recent proxy statement disclosed that Mr. Jobs only owns four shares that are not part of his restricted stock holdings. In fiscal years 2003 through 2005, Mr. Cook exercised 3,900,000 options, realizing over $38.7 million in profits; yet he owns just 12,597 shares outright. We believe that the alignment benefits touted by Apple are not being fully realized.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on Apple’s long-term success and would help align their interests with those of Apple’s shareholders. A 2002 report by a commission of The Conference Board endorsed the idea of such a requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

As long-term shareholders, we believe it’s critical for compensation programs to incentivize executives to manage for companies’ long-term interests. The recent backdating scandal has, we think, reminded investors of the dangers of a short-term mentality in which executives extract value through equity-based compensation, and then cash out before the effects of their mismanagement become apparent to other shareholders.

We urge shareholders to vote for this proposal.

Apple’s Statement in Opposition to Proposal No. 9

The Board of Directors recommends a vote AGAINST Proposal No. 9.

Apple’s Board of Directors and Compensation Committee has considered the proposal by the AFSCME Employees Pension Plan and has concluded that the proposal is not in the best interests of the Company’s shareholders.

The Board believes that the Company’s compensation policies for its executive officers have been essential to its ability to attract and retain talented executives and in motivating them to build long-term value for our shareholders. The Board also believes that the Company’s equity compensation policies have been critical to its competitive success and an important element in the extraordinary growth and financial success of the Company over the past several years. The suggestion that management’s interests are not aligned with the Company’s shareholders is not supported by the facts.

Apple has not granted stock options to its senior executives since 2003. Grants of restricted stock units, in and of themselves, provide Apple’s executives with an incentive to manage the Company from the perspective of a shareholder with an equity stake in the business. Apple’s senior executives typically receive grants that vest over three or four years subject to continued employment, so that executives realize the full rewards of each grant only after three or four years of service to the Company. The potential future value of options granted prior to 2003 and restricted stock units held by executives is tied to the long term appreciation of the Company’s stock price, which benefits all shareholders.

Although the purpose of restricted stock units is, in part, to provide executives with the opportunity to increase their equity stakes in the Company, restricted stock units are also intended as incentive compensation. In fact, Apple’s Chief Executive Officer effectively receives no cash compensation, either through an annual salary or bonuses, and is compensated through the value of his Apple shareholdings. In many cases, Apple’s executives’ interests in their vested options or restricted stock units make up a high proportion of their net worth and such executives may legitimately need diversification in their portfolios. Requiring them to retain a high percentage of the shares awarded them through equity compensation plans could actually have the perverse effect of motivating senior executives to leave the company in order to realize the value of their compensation. Accordingly, the Board does not believe that it is necessary or appropriate for purposes of aligning the interests of the shareholders and the executives to place restrictions on an executives’ ability to realize gains on vested equity.

The Compensation Committee spends a significant amount of time and effort researching, developing and adopting well thought-out equity compensation programs for the Company’s executives, including consultation with an independent third-party compensation expert. The Board believes that most of Apple’s peer companies do not impose limitations similar to those set forth in the proposal on the sale of shares acquired on exercise of stock options or otherwise. As a result, the Board believes that requiring the Company’s executives to hold a certain percentage of the stock obtained through compensation plans would make it more difficult to attract, recruit, motivate and retain the quality of executive talent the Company needs to maintain its record of successful growth. The Board believes it is in the best interests of our shareholders for the Board to retain the flexibility to compensate executive management with the terms that we believe to be most appropriate for attracting and retaining top caliber talent.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Equity Retention Policy.

PROPOSAL NO. 10
Shareholder Proposal Regarding Electronic Waste Take Back and Recycling

The Company has been advised that the Educational Foundation of America, a beneficial owner of approximately 1,900 shares of the Company’s common stock, represented by As You Sow, 311 California Street, Suite 510, San Francisco, California 94014, intends to submit the following proposal at the meeting:

ELECTRONIC WASTE TAKE BACK AND RECYCLING

WHEREAS Apple Computer emphasizes a commitment to environmental leadership. Yet the technical innovation responsible for leadership in designing and marketing products has not extended to developing adequate end-of-life programs.

The National Safety Council has reported that only 11% of discarded computers are recycled, compared with 28% of overall municipal solid waste. Electronic waste constitutes 2% to 5% of the US municipal solid waste stream and is growing rapidly.

In April 2006, the company agreed to take back old computers without charge when a new Mac is purchased. This, in addition to free recycling of iPods, is a welcome step, but does not yet make the company a leader on electronic waste policies. Our competitor Dell recently agreed to take back all Dell computers for free regardless of whether a purchase is made.

Other companies have taken more significant actions to provide free recycling to supplement fee-based systems. In 2005, Dell sponsored one-day free recycling events that collected 175 tons of equipment. It partners with Goodwill Industries to offer electronic recovery and reuse programs in several states. Hewlett-Packard partnered with Office Depot to offer free nationwide recycling, resulting in recovery of 10.5 million pounds of equipment. Apple needs to show leadership by developing similar broad-based programs.

Dell and Hewlett Packard have both announced public computer take back goals so stakeholders can measure progress against those goals. Dell recycled 72% more product in fiscal 2006 than 2005. Apple has not announced take back goals.

Recent reports indicate that large amounts of discarded computers are being improperly shipped to developing countries. Shareholders need assurances that the company is taking measures including tracking custody of recycled materials to ensure recycling vendors don’t export hazardous wastes.

Electronic waste is usually smelted to recover metals, sometimes with plastics contained in the system and case. When plastic combusts, it can create harmful dioxins. The company should disclose measures it is taking to ensure that smelting of e-waste is not creating new environmental problems.

The company has lobbied against legislation, asking computer producers to take responsibility for most of the cost of recycling. Apple appears to want taxpayers to foot the bill. Dell and Hewlett Packard support producer responsibility legislation.

We believe Apple can avoid financial, legal and reputational risk and gain competitive advantage by taking additional measures to develop a leadership position on collection and safe disposition of old computers.

BE IT RESOLVED that Apple Computer’s board of directors prepare a report, at reasonable cost, studying ways to improve its computer recycling programs, to be released within six months of the annual shareholder meeting.

SUPPORTING STATEMENT

The report should include a commitment to set public take back goals for end-of-life equipment; study the feasibility of using Apple stores as take back centers, take back partnerships with manners, and other measures to stimulate recycling. It should discuss measures taken to prevent improper export of hazardous waste, the environmental impact of its recycling processes, and explain its lobbying position on take back legislation.

Apple’s Statement in Opposition to Proposal No. 10

The Board of Directors recommends a vote AGAINST Proposal No. 10.

The Company has a strong environmental policy that goes well beyond the shareholder proposal’s very narrow request.

Measuring Apple’s environmental friendliness only by its activities at the end of a product’s life ignores the many ways the Company is committed to protecting the environment. Apple’s comprehensive environmental policy and successful track record support this commitment. The Company makes it a priority to minimize a product’s environmental impact long before it is discarded.

Apple designs its products with recycling in mind, making them easy to dismantle and using high-quality materials that are valuable to recyclers. These factors also promote a healthy electronics recycling market.

Apple led the industry by aggressively moving away from lead-filled CRT displays, in favor of flat-panel displays for personal computers. The Company also recently reduced the size of iPod and software packaging by more than 50%, saving hundreds of thousands of pounds of waste in the first fiscal quarter of 2006 alone.

Not only does the Company comply with all applicable hazardous substance laws worldwide, it has its own Substance Control Policy that goes beyond such regulations by banning other potentially hazardous chemicals from use in Apple products, packaging and manufacturing. Apple’s environmental policies, including updated lists of banned and restricted substances, are available online at www.apple.com/environment.

Apple desktops, notebooks and displays each score best-in-class in EPEAT, the federal government’s new environmental ranking system funded by the EPA, which uses international standards set by IEEE.

Apple’s products meet energy management standards such as ENERGY STAR, and in many performance categories the Company has set energy consumption limits that are even stricter than these standards require. Apple and its products are compliant with the European Union’s directive on the Restriction of Hazardous Substances (RoHS) everywhere its products are sold. In fact, Apple met many of the RoHS restrictions long before the July 1, 2006 deadline and was fully compliant by that date.

In the area of product take-back, Apple has many successful programs around the world. Apple promotes the recycling of products through its own take-back initiatives and through national collective take-back programs.

In June 2006, Apple expanded its successful recycling program, offering free computer take-back with the purchase of a new Macintosh® system. US customers who buy a new Mac® through the Apple Store® (www.apple.com) or Apple’s retail stores receive free shipping and environmentally friendly disposal of their old computer as part of the Apple Recycling program. Equipment received by the program in the US is recycled domestically and no hazardous material is shipped overseas.

Additionally, the Company has initiated a number of recycling programs globally that have diverted millions of pounds of IT equipment from landfills:

•       Apple conducts a free iPod recycling program through its U.S. retail stores, offering environmentally friendly disposal and a 10% discount on the purchase of a new iPod.

•       In 2006, Apple sponsored take-back events in California, Michigan, Maryland, and Hawaii, which collected over 1.3 million pounds of electronic waste for recycling.

•       In August 2005, the Company began a trade-in program for educational institutions and business customers in the United States. To date, more than 270 tons of electronic waste have been diverted from landfill as a result of this program.

•       Since October 2002, the Company’s recycling partnership with the City of Cupertino has recycled more than 340 tons of electronics. This program accepts any electronic product for free, regardless of manufacturer.

•       In 2001, the Company began a take-back service for customers through the Apple Recycles program. This program has recycled over 90% by weight of all equipment collected.

•       Apple is also participating in recycling programs in Asia, including nationwide programs in Japan and Taiwan.

Based on the most recent audits of Apple’s U.S. recycling, no hazardous waste from these programs is shipped outside North America. All recovered materials are processed domestically, with the exception of some commodity materials that can be recycled for future use. Plastics recovered by these programs are not being used for fuel in smelting. The Company’s recycling policies prohibit it.

Apple is continually improving its environmental, health and safety management systems and the environmental quality of its products. The Board of Directors does not believe that it is in the best interest of shareholders to spend additional Company time and resources preparing and distributing a report on means to further improve one aspect of the Company’s comprehensive environmental policies, which lead the industry and go far beyond the scope of the shareholder proposal.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Electronic Waste Take Back and Recycling.

PROPOSAL NO. 11
Shareholder Proposal Regarding Advisory Vote on Compensation

The Company has been advised that the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, a beneficial owner of approximately 500 shares of the Company’s common stock, intends to submit the following proposal at the meeting:

RESOLVED, that shareholders of Apple Computer, Inc. (the “Company”) urge the Board of Directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Company’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the Proxy Statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT. The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation, which sometimes appears to be insufficiently aligned with the creation of shareholder value. Additionally, recent media attention to questionable dating of stock options grants by companies has raised related investor concerns.

The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule, the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote is not binding but gives shareholders a clear voice that could help shape senior executive compensation.

Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance, 2004)

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for re-election is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge our Company’s Board to allow shareholders to express their opinion about senior executive compensation at our Company by establishing an annual referendum process. The results of such a vote would, we think, provide our Company with useful information about whether shareholders view the Company’s senior executive compensation practices, as reported each year, to be in shareholders’ best interests.

We urge shareholders to vote for this proposal.

Apple’s Statement in Opposition to Proposal No. 11

The Board of Directors Recommends a vote AGAINST Proposal No. 11.

The Board recognizes that executive compensation is a high-profile issue in current corporate governance debates and has considered the proposal and the issues associated with shareholder ratification of executive compensation. The Board does not believe that it is in the best interests of our shareholders to provide for shareholder ratification of executive compensation and recommends a vote against this proposal for the following reasons.

Apple’s Compensation Committee, consisting entirely of independent directors, is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for the Company. The program is designed around various components of compensation, including base salaries, incentive bonuses and equity awards, and the Compensation Committee reviews and approves annually the compensation for all executive officers of the Company. In addition, the Compensation Committee engages an outside consulting firm to help it design compensation packages for executive officers in a manner that will provide appropriate incentives to them while remaining competitive with the Company’s peers. Executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends and the competitive compensation practices of other companies. As a result, it is important that the Compensation Committee retain the flexibility to select incentives, including performance-based alternatives where appropriate, that balance these influences so that the Company can continue to attract and retain executives of outstanding ability and motivate them to achieve superior performance.

The Board believes that an advisory resolution would not change the contents of the Company’s disclosures with respect to executive compensation, nor would it have any legal consequence on any compensation arrangement. Rather, adopting this practice could negatively affect shareholder value by creating the impression among Apple’s senior executives that their compensation opportunities could be limited or negatively affected by this practice, while opportunities at the Company’s competitors would not be similarly constrained. The Board is not aware of any of the Company’s peers who have adopted a similar policy, and it is the Board’s understanding that this proposal was defeated by the shareholders at every company where it was introduced last year.

An advisory vote would not provide the Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that it could address when considering the Company’s remuneration policies. A ratification vote is a blunt and impractical mechanism when more effective means of communicating concerns to the Compensation Committee are available to shareholders. Apple has corporate governance policies designed to ensure that the Board is responsive to shareholder concerns regarding all issues, including executive compensation issues. Under these policies, any shareholder may communicate directly with the Board if the shareholder disagrees with Apple’s compensation policies.

The Board exercises great care in determining and disclosing executive compensation. The Board does not believe the advisory vote will enhance governance practices or improve communication with shareholders, nor is it in the best interest of Apple’s shareholders. Instead, it may very well constrain the Compensation Committee’s efforts to recruit and retain exceptional senior executives who will focus on the Company’s long-term performance and results.

Vote Required

The affirmative vote of (i) a majority of the shares “represented and voting” and (ii) a majority of the quorum will be required to approve this Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Advisory Vote on Compensation.

OTHER MATTERS

The Company knows of no other matters to be submitted to the shareholders at the Annual Meeting. If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting must be received no later than December 18, 2007. In addition, the Company’s bylaws provide for the timing and content of notice that shareholders must provide to the Company’s Corporate Secretary at 1 Infinite Loop, Cupertino, California 95014, for the nomination of directors or other proposals to be properly presented at a shareholder meeting. Pursuant to these provisions, notice of a nomination or proposal must be received by the Company not later than 60 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given to shareholders, notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Further, the proxy solicited by the Board of Directors for the next annual meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless the Company receives notice of such proposal before March 2, 2008.

SHAREHOLDERS SHARING AN ADDRESS

Shareholders sharing an address with another shareholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such shareholder who wishes to receive a separate set of proxy materials now or in the future may write or call the Company to request a separate copy of these materials from:

Investor Relations
1 Infinite Loop MS 301-4IR
Cupertino, California 95014
(408) 974-3123

Similarly, shareholders sharing an address with another shareholder who have received multiple copies of the Company’s proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

THE BOARD OF DIRECTORS

Dated: April 16, 2007

Appendix A

APPLE INC.

2003 EMPLOYEE STOCK PLAN

APPLE INC.

2003 EMPLOYEE STOCK PLAN

SECTION 1.   INTRODUCTION.

On April 9, 2007 the Board adopted amendments to this 2003 Employee Stock Plan, which shall govern all grants of Awards made after this amendment and restatement, and which shall become effective upon its approval by the Company’s stockholders (the “Effective Date”). For the terms and conditions of the Plan applicable to Awards granted before the Effective Date, refer to the version of the Plan in effect as of the date such Award was granted.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Participants the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants, Restricted Stock Units and Cash Bonus Awards.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2.   DEFINITIONS.

(a)   “Applicable Laws” means all applicable laws, rules, regulations and requirements relating to the administration of stock plans, including, but not limited to, all applicable U.S. federal and state laws, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules, regulations or requirements of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan or where Participants reside or provide services, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)   “Award” means an Option, SAR, Stock Grant or Restricted Stock Unit.

(c)   “Award Agreement” means any Stock Option Agreement, SAR Agreement, Stock Grant Agreement, Restricted Stock Unit Agreement or any written document that evidences a Cash Bonus Award granted under the Plan. Award Agreements shall consist of either (1) a written award agreement in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under the Plan generally, as the Committee may provide and, in each case and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Award Agreements on behalf of the Company.

(d)   “Board” means the Board of Directors of the Company, as constituted from time to time.

(e)   “Cash Bonus Award” means an Award granted pursuant to Section 10(b) of the Plan.

(f)    “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by Applicable Laws, a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax withholding obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company.

(g)   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h)   “Committee” has the meaning given to such term in Section 3.

(i)    “Common Stock” means the Company’s common stock.

(j)    “Company” means Apple Inc., a California corporation.

(k)   “Consultant” means an individual who provides bona fide services to the Company, a Parent or a Subsidiary, other than as an Employee or Director.

(l)    “Covered Employees” means those persons who the Committee determines are subject to the limitations of Code Section 162(m).

(m)  “Director” means a member of the Board.

(n)   “Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months; provided, however, that with respect to an Option intended to qualify as an ISO, “Disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

(o)   “Employee” means any individual who is a common-law employee of the Company, a Parent or a Subsidiary (including any Director that is also an Employee).

(p)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(q)   “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value at the time such SAR is exercised in determining the amount payable upon exercise of such SAR.

(r)    “Fair Market Value” means, unless otherwise determined or provided by the Committee in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Committee may, however, provide with respect to one or more Awards that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Committee for purposes of the Award in the circumstances. The Committee also may adopt a different methodology for determining Fair Market Value with respect to one or more Awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award(s) (for example, and without limitation, the Committee may provide that Fair Market Value for purposes of one or more Awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

(s)    “Fiscal Year” means the Company’s fiscal year.

(t)    “Grant Date” means the date on which the Committee makes the determination to grant an Award or such later date as the Committee may specify in making such determination.

(u)   “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(v)   “Non-Employee Director” means a member of the Board who is not an Employee.

(w)  “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(x)   “Option” means an ISO or NSO granted under the Plan entitling the Participant to purchase Shares.

(y)   “Parent” means any corporation or other entity that beneficially owns directly or indirectly a majority of the Company’s outstanding voting stock or voting power. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(z)   “Participant” means an Employee or Consultant who has been selected by the Committee to receive an Award under the Plan or any individual, estate or other entity that holds an Award.

(aa) “Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more of the following criteria: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) total shareholder return; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) manufacturing, production or inventory; (xxv) mergers and acquisitions or divestitures; and/or (xxvi) individual performance objective. Any criteria used may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including but not limited to, the passage of time and/or against other companies or financial metrics), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against particular entities, segments, operating units or products of the Company and /or (e) on a pre-tax or after tax basis. Awards issued to persons who are not Covered Employees may take into account any other factors deemed appropriate by the Committee.

(bb) “Performance Period” means any period not exceeding 60 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(cc) “Plan” means this Apple Inc. 2003 Employee Stock Plan as it may be amended from time to time.

(dd) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) whether through amendment, cancellation or replacement grants, or any other means.

(ee) “Restricted Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan and represents an unfunded and unsecured obligation of the Company.

(ff)   “Restricted Stock Unit Agreement” means the agreement described in Section 9 evidencing a Restricted Stock Unit Award.

(gg) “SAR Agreement” means the agreement described in Section 7 evidencing a Stock Appreciation Right.

(hh) “SEC” means the Securities and Exchange Commission.

(ii)   “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(jj)   “Securities Act” means the Securities Act of 1933, as amended.

(kk) “Share” means one share of Common Stock.

(ll) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(mm) “Stock Grant” means Shares awarded under the Plan pursuant to Section 8.

(nn) “Stock Grant Agreement” means the agreement described in Section 8 evidencing a Stock Grant.

(oo) “Stock Option Agreement” means the agreement described in Section 6 evidencing an Option.

(pp) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(qq) “10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or of its parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code). In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

(rr)  “Termination of Service” means (i) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company and its Subsidiaries for any reason, including but not by way of limitation, a termination by resignation, discharge, death, disability, or retirement, but excluding any such termination where there is a simultaneous reemployment by the Company or a Subsidiary and excluding any bona fide and Company (or Subsidiary) approved leave of absence; and (ii) in the case of a Consultant, a cessation of the service relationship (as determined by the Committee in its sole discretion) between the Consultant and the Company and its Subsidiaries for any reason, including but not by way of limitation, a termination by resignation, discharge, death or disability, but excluding any such termination where there is a simultaneous re-engagement of the Consultant by the Company or a Subsidiary. For purposes of the Plan and any Award, if an entity ceases to be a Subsidiary of the Company, a Termination of Service shall be deemed to have occurred with respect to each Employee and Consultant in respect of such Subsidiary who does not continue as an Employee or Consultant in respect of the Company or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

SECTION 3.   ADMINISTRATION.

(a)   Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. The Committee shall generally have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m). However, the Board may also appoint one or more separate Committees, each composed of one or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Participants who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Participants and may determine all terms of such Awards. Members of any such Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of any Committee and reassume all powers and authority previously delegated to the Committee.

The Board and any Committee appointed to administer the Plan is referred to herein as the “Committee.”

(b)   Authority of the Committee.   Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i)                          selecting Participants who are to receive Awards under the Plan;

(ii)                      determining the Fair Market Value for purposes of any Award;

(iii)                  determining the type of and number of securities to be subject to each Award, and the Grant Date, vesting requirements and other features and conditions of such Awards;

(iv)                    approving the forms of Award Agreements to be used under the Plan;

(v)                        amending any outstanding Awards;

(vi)                    accelerating the vesting or extending the post-termination exercise term of Awards at any time and under such terms and conditions as it deems appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 15;

(vii)                construing and interpreting the Plan and any agreements defining the rights and obligations of the Company, its Subsidiaries, and Participants under the Plan;

(viii)            correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;

(ix)                    adopting such rules or guidelines as it deems appropriate to implement the Plan;

(x)                        authorizing any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously authorized by the Committee;

(xi)                    adjusting the number of shares of Common Stock subject to any Award, adjusting the price of any or all outstanding Awards or otherwise changing previously imposed terms and conditions, in such circumstances as the Committee may deem appropriate, in each case subject to Sections 5 and 15, and provided that in no case (except due to an adjustment contemplated by Section 11 or any Re-Pricing that may be approved by shareholders) shall such an adjustment constitute a Re-Pricing (by amendment, substitution, cancellation and regrant, exchange or other means) of the per share Exercise Price of any Option or SAR;

(xii)                determining whether, and the extent to which, adjustments are required pursuant to Section 13 hereof and authorizing the termination, conversion, substitution or succession of Awards upon the occurrence of an event of the type described in Section 13;

(xiii)            acquiring or settling (subject to Sections 13 and 15) rights under Awards in cash, stock of equivalent value, or other consideration, provided, however, that in no case without stockholder approval shall the Company effect a Re-Pricing of an Option or SAR granted under the Plan by purchasing the Option or SAR at a time when the Exercise Price of the Award is greater than the Fair Market Value of a share of Common Stock;

(xiv)              making all other decisions relating to the operation of the Plan; and

(xv)                  adopting such plans or subplans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S.

The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)   Indemnification.   To the maximum extent permitted by Applicable Laws, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(d)   Reliance on Experts.   In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

SECTION 4.   GENERAL.

(a)   General Eligibility.   Only Employees and Consultants shall be eligible to participate in the Plan. Non-Employee Directors are not eligible for Award grants under the Plan.

(b)   Incentive Stock Options.   Only Participants who are Employees of the Company, a “parent corporation” of the Company (within the meaning of Section 424(e) of the Code) or a “subsidiary corporation” of the Company (within the meaning of Section 424(f) of the Code) shall be eligible for the grant of ISOs. In addition, a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.

(c)   Restrictions on Transfer.

(i)    Unless otherwise expressly provided in (or pursuant to) this Section 4(c) or required by Applicable Law: (A) all Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (B) Awards shall be exercised only by the Participant; and (C) amounts payable or Shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant.

(ii)   The Committee may permit Awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Participant or by the Participant’s family members).

(iii)  The exercise and transfer restrictions in Section 4(c) shall not apply to:

(A)       transfers to the Company (for example, in connection with the expiration or termination of the Award),

(B)        the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(C)        subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Company,

(D)       if the Participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(E)        the authorization by the Committee of Cashless Exercise procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the express authorization of the Committee.

(d)   Beneficiaries.   If permitted by the Committee in the Award Agreement, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior beneficiary designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

(e)   No Rights as a Stockholder.   A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(f)    Termination of Service.   The Committee shall establish the effect of a Termination of Service on the rights and benefits under each Award under the Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of Award.

(g)   Consideration.   The purchase price for any Award granted under the Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Committee.

SECTION 5.   SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a)   Basic Limitation.   The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan is 173,000,000, subject to adjustment pursuant to Section 11.

(b)   Share Count.   Shares issued pursuant to Awards of Stock Grants or as Restricted Stock Units will count against the Shares available for issuance under the Plan as two (2) Shares for every one (1) Share issued in connection with the Award. Shares issued pursuant to the exercise of Options will count against the Shares available for issuance under the Plan as one (1) Share for every one (1) Share to which such exercise relates. The total number of Shares subject to SARs that are settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares actually issued upon settlement of the SARs. If Awards are settled in cash, the Shares that would have been delivered had there been no cash settlement shall not be counted against the Shares available for issuance under the Plan. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan; provided that any one (1) Share issued pursuant to a Stock Grant or subject to a

Restricted Stock Unit Award that is forfeited or terminated shall be credited as two (2) Shares when determining the number of Shares that shall again become available for Awards under the Plan if upon grant, the Shares underlying such forfeited or terminated Awards were counted as two (2) Shares against the Plan reserve. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan.

(c)   Share Limits.

(i)    Limits on Options.   No Participant shall receive Options or SARs during any Fiscal Year covering, in the aggregate, in excess of 15,000,000 Shares, subject to adjustment pursuant to Section 11.

(ii)   Limits on Stock Grants and Restricted Stock Units.   No Participant shall receive Stock Grants or Restricted Stock Units during any Fiscal Year covering, in the aggregate, in excess of 5,000,000 Shares, subject to adjustment pursuant to Section 11.

(d)   Reservation of Shares; No Fractional Shares.   The Company shall at all times reserve a number of shares of Common Stock sufficient to cover the Company’s obligations and contingent obligations to deliver Shares with respect to Awards then outstanding under the Plan (exclusive of any dividend equivalent obligations to the extent the Company has the right to settle such rights in cash). No fractional Shares shall be delivered under the Plan. The Committee may pay cash in lieu of any fractional Shares in settlements of Awards under the Plan.

SECTION 6.   TERMS AND CONDITIONS OF OPTIONS.

(a)   Stock Option Agreement.   Each Option granted under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Participant and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.

(b)   Number of Shares.   Each Stock Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 11.

(c)   Exercise Price.   Each Stock Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 11. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for an ISO granted to a 10-Percent Stockholder) on the Grant Date.

(d)   Exercisability and Term.   Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and/or any performance conditions or Performance Goals pursuant to Section 10 that must be satisfied before the Option may be exercised. The Stock Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed seven (7) years from the Grant Date. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events and may provide for tolling of vesting in the event of a Participant’s leave of absence. Notwithstanding any other provision of the Plan or the Stock Option Agreement, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.

(e)   Method of Exercise.   An Option may be exercised, in whole or in part, by giving written notice of exercise to the Company or the Company’s designee (or, subject to Applicable Laws and if the Company permits, by electronic or voice methods) of the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the aggregate Exercise Price, plus any required withholdings (unless satisfactory arrangements have been made to satisfy such withholdings). The Company reserves the right to delay issuance of the Shares until the such payment obligations are fully satisfied.

(f)    Payment for Option Shares.   The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Stock Option Agreement:

(i)    Cashless Exercise.   Payment of all or a part of the Exercise Price may be made through Cashless Exercise.

(ii)   Other Forms of Payment.   Payment may be made in any other form that is consistent with Applicable Laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by Applicable Laws, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(f).

SECTION 7.   TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a)   SAR Agreement.   Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical.

(b)   Number of Shares.   Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 11.

(c)   Exercise Price.   Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 11. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding, provided that in all cases the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the Grant Date.

(d)   Exercisability and Term.   Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable and/or any performance conditions or Performance Goals pursuant to Section 10 that must be satisfied before the SAR is exercised. The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed seven (7) years from the Grant Date. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events and may provide for tolling of vesting in the event of a Participant’s leave of absence. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.

(e)   Exercise of SARs.   Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of

SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

SECTION 8.   TERMS AND CONDITIONS FOR STOCK GRANTS.

(a)   Time, Amount and Form of Awards.   Awards under this Section 8 may be granted in the form of a Stock Grant. A Stock Grant may be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b)   Stock Grant Agreement.   Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement. The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.

(c)   Number of Shares.   Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains, which number is subject to adjustment in accordance with Section 11.

(d)   Vesting Conditions.   The Committee shall determine the vesting schedule of each Stock Grant. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement which may include performance conditions or Performance Goals pursuant to Section 10. Except for any accelerated vesting required or permitted pursuant to Section 12 and except as otherwise provided in the following provisions of this Section 8(d), and subject to such additional vesting requirements or conditions as the Committee may establish with respect to the Award, each Stock Grant under this Plan shall be subject to the following minimum vesting requirements:  (a) if the Stock Grant includes a performance-based vesting condition, the Stock Grant shall not vest earlier than the first anniversary of the Grant Date and vesting shall occur only if the Participant is an Employee or Consultant of the Company or one of its Subsidiaries on such vesting date; and (b) if the Stock Grant does not include a performance-based vesting condition, the Stock Grant shall not vest more rapidly than in monthly installments over the three-year period immediately following the Grant Date and vesting of any vesting installment of the Stock Grant shall occur only if the Participant is an Employee or Consultant of the Company or one of its Subsidiaries on the date such installment is scheduled to vest; provided that the Committee may accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Stock Grant in connection with a change in control of the Participant’s employer (or a parent thereof), the termination of the Participant’s employment (including a termination of employment due to the Participant’s death, disability or retirement, but not including a termination of employment by the Participant’s employer for cause), or as consideration or partial consideration for a release by the Participant of pending or threatened claims against the Company, the Participant’s employer, or any of their respective officers, directors or other affiliates (regardless of whether the release is given in connection with a termination of employment by the Participant’s employer for cause or other circumstances). The Committee may, however, accelerate or provide in the applicable Award Agreement for the accelerated vesting of any Stock Grant, and/or any Restricted Stock Unit Award as provided in Section 9(c), in circumstances not contemplated by the preceding sentence, and/or provide for a vesting schedule for such Stock Grant or Restricted Stock Unit Award that is shorter than the minimum schedule contemplated by the preceding sentence, in such circumstances as the Committee may deem appropriate; provided, however, that the total number of Shares subject to the portion of any such Stock Grant and any such Restricted Stock Unit Award that vests earlier than the minimum vesting dates that would be applicable pursuant to the minimum vesting requirements of the preceding sentence (or, as to any accelerated vesting, provides for accelerated vesting other than in the circumstances contemplated by the preceding sentence) shall not exceed five percent (5%) of the Plan’s aggregate Share limit set forth in Section 5(a).

(e)   Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders, except as otherwise stated in the Stock Grant Agreement. A Stock Grant Agreement may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares and any Shares received as a dividend pursuant to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid.

SECTION 9.   TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS.

(a)   Restricted Stock Unit Agreement. Each Restricted Stock Unit granted under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the Participant and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical.

(b)   Number of Shares. Each Restricted Stock Unit Agreement shall specify the number of Restricted Stock Units to which the Restricted Stock Unit Award pertains, which number is subject to adjustment in accordance with Section 11.

(c)   Vesting Conditions. The Committee shall determine the vesting schedule of each Restricted Stock Unit Award. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement which may include performance conditions or Performance Goals pursuant to Section 10. Each Restricted Stock Unit Award shall be subject to the same minimum vesting provisions applicable to Stock Grants as set forth in Section 8(d), including (without limitation) the Committee’s discretion under the last sentence of Section 8(d) to grant Awards that do not comply with such minimum vesting provisions, subject to the Share limit set forth in such sentence.

(d)   Form and Time of Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units may be made in the form of (i) cash, (ii) Shares or (iii) any combination of both, as determined by the Committee at the time of the grant of the Restricted Stock Units, in its sole discretion. Vested Restricted Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed, or, if the Committee so provides in the Restricted Stock Unit Agreement, it may be deferred, in accordance with Applicable Laws, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents, as determined by the Committee and provided in the Restricted Stock Unit Agreement.

(e)   Voting and Dividend Rights. The holders of Restricted Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Restricted Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units and may be made subject to the same conditions and restrictions as the Restricted Stock Units to which they attach. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both.

(f)    Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

SECTION 10.   PERFORMANCE-BASED AWARDS.

(a)   General. The Committee may, in its discretion, include performance conditions in an Award. If performance conditions are included in Awards to Covered Employees and such Awards are intended to qualify as “performance-based compensation” under Code Section 162(m), then such Awards will be subject to the achievement of Performance Goals with respect to a Performance Period established by the Committee. Such Awards shall be granted and administered pursuant to the requirements of Code Section 162(m). Performance Goals shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Committee provides otherwise at the time of establishing the targets. Before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Participants who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(b)   Cash Bonus Awards. The Committee may, in its discretion, grant Cash Bonus Awards under the Plan to one or more Employees of the Company or any of its Subsidiaries. Cash Bonus Awards shall be subject to performance conditions as described above and, to the extent such Cash Bonus Awards are granted to Covered Persons and intended to qualify as “performance-based compensation” under Section 162(m), shall be subject to the requirements of Section 162(m), including without limitation, the establishment of Performance Goals and certification of performance by the Committee as set forth above. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Cash Bonus Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against this limit to the extent required by Section 162(m) of the Code.

(c)   Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Options and SARs with an Exercise Price that is not less than the Fair Market Value of a share of Common Stock on the Grant Date) shall terminate upon the first meeting of the Company’s shareholders that occurs in 2012.

SECTION 11.   PROTECTION AGAINST DILUTION.

(a)   Adjustments. Subject to Section 12, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of Shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific Share limits, maximums and numbers of Shares set forth elsewhere in the Plan), (2) the number, amount and type of Shares of Common Stock (or other securities or property) subject to any outstanding Awards, (3) the grant, purchase, or Exercise Price of any outstanding Awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Awards.

Unless otherwise expressly provided in the applicable Award Agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Company shall equitably and proportionately adjust the Performance Goals applicable to any then-outstanding performance-based Awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based Awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 11(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)   Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

SECTION 12.   CORPORATE TRANSACTIONS.

Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); then the Committee may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding Share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding Share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award or the Award would otherwise continue in accordance with its terms in the circumstances, each Award shall terminate upon the related event; provided that the holder of an Option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested Options and SARs in accordance with their terms before the termination of such Awards (except that in no case shall more than ten days’ notice of the impending termination be required.

The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price of the Award.

In any of the events referred to in this Section 12, the Committee may take such action contemplated by this Section 12 prior to such event (as opposed to on the occurrence of such event) to the extent that the Committee deems the action necessary to permit the Participant to realize the benefits intended to be conveyed with respect to the underlying Shares.

Without limiting the generality of Section 3, any good faith determination by the Committee pursuant to its authority under this Section 12 shall be conclusive and binding on all persons.

SECTION 13.   LIMITATIONS ON RIGHTS.

(a)   Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award are derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, or any Subsidiary. The Company and its Parent and Subsidiaries reserve the right to terminate the service of any person at any time, and for any reason, subject to Applicable Laws, the Company’s Articles of Incorporation and Bylaws and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b)   Shareholders’ Rights. Except as provided in Section 9(f), a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 11.

(c)   Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all Applicable Laws and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing. The person acquiring any securities under the Plan will, if requested by the Company or one of its Subsidiaries, provide such assurances and representations to the Company or one of its Subsidiaries as the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

SECTION 14.   WITHHOLDING TAXES.

(a)   General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall have the right to deduct from any amount payable under the Plan, including delivery of Shares to be made pursuant to an Award granted under the Plan, all federal, state, city, local or foreign taxes of any kind required by law to be withheld with respect to such payment and the Company may take any such actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b)   Share Withholding. The Committee may (i) permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her, or (ii) permit a Participant to satisfy such obligations by Cashless Exercise or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for a minimum duration determined satisfactory as established by the Committee in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. If any Shares are used to satisfy withholding taxes, such Shares shall be valued based on the Fair Market Value thereof on the date when the withholding for taxes is required to be made.

SECTION 15.   DURATION AND AMENDMENTS; MISCELLANEOUS.

(a)   Term of the Plan. The Plan shall terminate on May 10, 2017 and may be terminated on any earlier date pursuant to this Section 15.

(b)   Amendment or Termination of the Plan. The Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan, in whole or in part. No awards may be granted during any period that the Board suspends the Plan. To the extent then required by Applicable Laws or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of the Plan, or deemed necessary or advisable by the Board, any amendment to the Plan shall be subject to shareholder approval.

(c)   Amendments to Awards. Without limiting any other express authority of the Committee under (but subject to) the express limits of the Plan, the Committee by agreement or resolution may waive conditions of or limitations on Awards to Participants that the Committee in the prior exercise of its discretion has imposed, without the consent of a Participant, and (subject to the requirements of Sections 3 and 15(d)) may make other changes to the terms and conditions of Awards. Any amendment or other action that would constitute a Re-Pricing of an Award is subject to the limitations set forth in Section 3(b).

(d)   Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or amendment of any outstanding Award Agreement shall, without written consent of the Participant, affect in any manner materially adverse to the Participant any rights or benefits of the Participant or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 11 shall not be deemed to constitute changes or amendments for purposes of this Section 15.

(e)   Governing Law. The Plan shall be governed by, and construed in accordance with the laws of the State of California (except its choice-of-law provisions) and applicable U.S. Federal Laws.

(f)    Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect.

(g)   Section Headings. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(h)   No Corporate Action Restriction. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (i) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (ii) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (iii) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (iv) any dissolution or liquidation of the Company or any Subsidiary, (v) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (vi) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary or any other person shall have any claim under any Award or Award agreement against any member of the Board or the Committee, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.

APPLE INC.
AMENDED EMPLOYEE STOCK PURCHASE PLAN

On April 9, 2007 the Board adopted this amended Employee Stock Purchase Plan, which shall govern all grants of Options made after this amendment and restatement, and which shall become effective upon its approval by the Company’s stockholders (the “Effective Date”). For the terms and conditions of the Plan applicable to Option granted before the Effective Date, refer to the version of the Plan in effect as of the date such Option was granted.

1.     Purpose of the Plan. The purpose of this Employee Stock Purchase Plan is to encourage and enable Eligible Employees of the Company and certain of its Subsidiaries to acquire proprietary interests in the Company through the ownership of Shares. It is the intention of the Company to have this Plan and the Options granted pursuant to this Plan satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code, although the Company makes no undertaking nor representation to maintain the qualified status of this Plan or such Options. In addition, Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted under this Plan pursuant to the rules, procedures or sub-plans adopted by the Board for non-U.S. Eligible Employees.

2.     Definitions. Unless otherwise provided in the Plan, capitalized terms, when used herein, shall have the following respective meanings:

(a)    “Account” shall mean a bookkeeping account established and maintained to record the amount of funds accumulated pursuant to the Plan with respect to a Participant for the purpose of purchasing Shares under this Plan.

(b)   “Administrator” shall mean the Board, the Compensation Committee of the Board or any other committee appointed by the Board.

(c)    “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Eligible Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(d)   “Board” shall mean the Company’s Board of Directors.

(e)    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(f)    “Common Stock” shall mean the Company’s common stock.

(g)    “Company” shall mean Apple Inc., a California corporation.

(h)   “Designated Subsidiaries” shall mean any Subsidiary designated by the Administrator from time to time, in its sole discretion, whose employees may participate in the Plan, if such employees otherwise qualify as Eligible Employees. The Administrator may provide that the non U.S. Eligible Employees of any Designated Subsidiary shall only be eligible to participate in the Non-Section 423(b) Plan.

(i)    “Eligible Compensation” shall mean and refer to the Participant’s cash compensation paid through the Company’s or a Designated Subsidiary’s payroll system for personal services actually rendered in the course of employment. “Eligible Compensation” shall be limited to amounts received by the Participant during the period he or she is participating in the Plan and includes salary, wages and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company or any Designated Subsidiary (including any 401(k) plan, 125 plan, or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift premiums, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a sub-set of any such item) is specifically directed by the Administrator for all Eligible Employees. “Eligible Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workmen’s compensation payments, welfare benefits, and any contributions that the Company or any Designated Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan).

(j)     “Eligible Employee” shall mean any person, including an officer, who is regularly employed by the Company or any Designated Subsidiary except for those persons whose customary employment is for less than 20 hours per week or for not more than five months in any calendar year (unless otherwise specified by the Administrator).

(k)   “Enrollment Agreement” means an agreement between the Company and an Eligible Employee, in such form as may be established by the Administrator from time to time, pursuant to which an Eligible Employee elects to participate in this Plan, or elects to make changes with respect to such participation as permitted by this Plan.

(l)    “Enrollment Period” shall mean that period of time prescribed by the Administrator during which Eligible Employees may elect to participate in an Offering Period. The duration and timing of Enrollment Periods may be changed or modified by the Administrator from time to time.

(m)  “Fair Market Value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more Options that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Award in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Options if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Option(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Options will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

(n)   “Maximum Offering” shall mean the maximum number of Shares that may be issued pursuant to the Plan during any given time period. Unless otherwise designated by the Administrator, the Maximum Offering shall be 3,000,000 Shares over any two consecutive Offering Periods where the first such Offering Period begins on the first business day of the Company’s second fiscal quarter. With respect to some or all Participants in any Non-423(b) Plan adopted for Participants in specified countries, locations or Designated Subsidiaries, it may also mean a maximum number or value of Shares made available for purchase during a specified period (e.g., a 12 month period) as the

Administrator deems necessary or appropriate to avoid securities filings, to achieve tax objectives or to meet other Company objectives.

(o)   “Non-423(b) Plan” shall mean the rules, procedures or sub-plans, if any, adopted by the Administrator as a part of this Plan, pursuant to which Options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted to non-US Eligible Employees.

(p)   “Offering Date” shall mean the first business day of each Offering Period as designated by the Administrator.

(q)   “Offering Period” shall mean the period established in advance by the Administrator during which payroll deductions shall be collected to purchase Shares pursuant to an offering made under this Plan. Unless otherwise established by the Administrator prior to the start of an Offering Period, each Offering Period shall consist of two fiscal quarters of the Company, with each such Offering Period beginning on the first business day of the second and fourth fiscal quarter of each year, and ending on the last business day of the fiscal quarter that immediately follows each such second and fourth fiscal quarter.

(r)    “Option” shall mean the right granted to Participants to purchase Shares pursuant to an offering made under this Plan.

(s)    “Outstanding Election” shall mean a Participant’s then-current election to purchase Shares in an Offering Period, or that part of such an election which has not been cancelled (including any voluntary cancellation under Section 9 and deemed cancellation under Section 14) prior to the close of business on the last Trading Day of the Offering Period or such other date as determined by the Administrator.

(t)    “Participant” shall mean an Eligible Employee who has elected to participate in the Plan pursuant to Section 6.

(u)   “Plan” shall mean this Apple Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(v)    “Purchase Price Per Share” shall be the lower of (i) eighty-five percent (85%) of the Fair Market Value on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value on the last Trading Day of the Offering Period.

(w)   “Shares” shall mean one share of Common Stock.

(x)    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(y)    “Termination of Service” means, in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Company or a Subsidiary for any reason, including but not by way of limitation, a termination by resignation, discharge, death, disability, retirement or the disaffiliation of a Subsidiary but excluding such termination where there is a simultaneous reemployment by the Company or a Subsidiary, and excluding any bona fide and Company approved leave of absence such as family leave, medical leave, personal leave and military leave.

(z)    “Trading Day” shall mean a day on which the NASDAQ is open for trading.

3.     Shares Reserved for Plan. Subject to adjustment pursuant to Section 17, a maximum of 76,000,000 Shares may be delivered pursuant to Options granted under this Plan. The Shares reserved for issuance pursuant to this Plan shall be authorized but unissued Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such Option shall again become available for issuance under the Plan.

If the number of Shares to be purchased by Participants on the last day of an Offering Period exceeds (i) the total number of Shares then available under the Plan, or (ii) the Maximum Offering, then the Administrator shall make a pro-rata allocation of any Shares that may be issued pursuant to the Plan in as uniform and equitable a manner as is reasonably practicable, as determined in the Administrator’s sole discretion. In such event, the Company shall provide written notice to each affected Participant of the reduction of the number of Shares to be purchased under the Participant’s Option.

If the Administrator determines that some or all of the Shares to be purchased by Participants on the last day of an Offering Period would not be issued in accordance with Applicable Laws or any approval by any regulatory body as may be required, or the Shares would not be issued pursuant to an effective Form S-8 registration statement or that the issuance of some or all of such Shares pursuant to a Form S-8 registration statement is not advisable due to the risk that such issuance will violate Applicable Laws, the Administrator may, without Participant consent, terminate any outstanding Offering Period and the Options granted pursuant thereto and refund in cash all affected Participants’ entire Account balances for such Offering Period as soon as practicable thereafter.

4.   Administration of the Plan.   The Administrator shall have the authority and responsibility for the day-to-day administration of the Plan, which, to the extent permitted by Applicable Laws, it may delegate to a sub-committee. Subject to the provisions of the Plan, the Administrator shall have full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan, including, but not limited to:

(a)    Interpreting the Plan and adopting rules and regulations it deems appropriate to implement the Plan including amending any outstanding Option as it may deem advisable or necessary to comply with Applicable Laws, and making all other decisions relating to the operation of the Plan;

(b)   Establishing the timing and length of Offering Periods;

(c)    Establishing minimum and maximum contribution rates;

(d)   Establishing new or changing existing limits on the number of Shares an Eligible Employee may elect to purchase with respect to any Offering Period if such limits are announced prior to the first Offering Period to be affected;

(e)    Adopting such rules or subplans as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the Options or otherwise provide for the participation by Eligible Employees who reside outside of the U.S., including determining which Eligible Employees are eligible to participate in the Non-423(b) Plan or other subplans established by the Administrator.

(f)    Establishing the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The Administrator’s determinations under the Plan shall be final and binding on all persons.

5.   Grant of Option; Limitations.

(a)   Grant of Option.   On each Offering Date, each Participant shall automatically be granted an Option to purchase as many whole Shares as the Participant will be able to purchase with the payroll deductions credited to the Participant’s Account during the applicable Offering Period.

(b)   Limit on Number of Shares Purchased.   Notwithstanding the above, the maximum number of Shares a Participant may purchase shall be limited by the Maximum Offering as described in Section 3.

(c)   Limit on Value of Shares Purchased.   Any provisions of the Plan to the contrary notwithstanding, excluding Options granted pursuant to any Non-423(b) Plan, no Participant shall be granted an Option to purchase Shares under this Plan which permits the Participant’s rights to purchase Shares under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such Shares (determined at the time such Options are granted) for each calendar year in which such Options are outstanding at any time.

(d)   5% Owner Limit.   Any provisions of the Plan to the contrary notwithstanding, no Participant shall be granted an Option to purchase Shares under this Plan if such Participant (or any other person whose stock would be attributed to such Participant pursuant to Section 424(d) of the Code), immediately after such Option is granted, would own or hold options to purchase Shares possessing five percent (5%) or more of the total combined voting power or value of all classes of Shares or any of its Subsidiaries.

(e)   Other Limitation.   The Administrator may determine, as to any Offering Period, that the offer will not be extended to highly compensated Eligible Employees within the meaning of Section 414(q) of the Code.

6.   Participation in the Plan.   An Eligible Employee may become a Participant for an Offering Period by completing the prescribed enrollment agreement and submitting such form to the Company (or the Company’s designee), or by following an electronic or other enrollment process as prescribed by the Company, during the Enrollment Period prior to the commencement of the Offering Period to which it relates. Such enrollment agreement shall contain the payroll deduction authorization described in Section 8. A payroll deduction authorization will be effective for the first Offering Period following the submission of the enrollment agreement and all subsequent Offering Periods as provided by Section 7 until it is terminated in accordance with Sections 9 or 14, it is modified by filing another enrollment agreement in accordance with this Section 6 or an election is made to decrease payroll deductions in accordance with Section 8 or until the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the Plan.

7.   Automatic Re-Enrollment.   Following the end of each Offering Period, each Participant shall be automatically re-enrolled in the next Offering Period at the applicable rate of payroll deductions in effect on the last Trading Day of the prior Offering Period or otherwise as provided under Section 8, unless the Participant has elected to withdraw from the Plan in accordance with Section 9, the Participant’s employment terminates or the Participant is otherwise ineligible to participate in the next Offering Period. Notwithstanding the foregoing, the Administrator may require current Participants to complete and submit a new enrollment agreement at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.

8.   Payroll Deductions.   Each Participant’s enrollment agreement shall contain a payroll deduction authorization pursuant to which he or she shall elect to have a designated whole percentage of Eligible Compensation between 1% and 10% deducted on each payday during the Offering Period and credited to the Participant’s Account for the purchase of Shares pursuant to the offering. Payroll deductions shall commence on the Offering Date of the first Offering Period to which the enrollment agreement relates (or as soon as administratively practicable thereafter) and shall continue through subsequent Offering Periods pursuant to Section 7. Participants shall not be permitted to make any separate cash payments into their Account for the purchase of Shares pursuant to an offering. Notwithstanding the foregoing, if local law prohibits payroll deductions, a Participant may elect to participate in an Offering Period through contributions to his or her Account in a form acceptable to the Administrator. In such event, any such Participant shall be deemed to participate in a sub-plan to the Plan, unless the Administrator otherwise expressly provides that such Participant shall be treated as participating in the Plan.

If in any payroll period, a Participant has no pay or his or her pay is insufficient (after other authorized deductions) to permit deduction of the full amount of his or her payroll deduction election, then (i) the payroll deduction election for such payroll period shall be reduced to the amount of pay remaining, if any, after all other authorized deductions, and (ii) the percentage or dollar amount of Eligible Compensation shall be deemed to have been reduced by the amount of the reduction in the payroll deduction election for such payroll period. Deductions of the full amount originally elected by the Participant will recommence as soon as his or her pay is sufficient to permit such payroll deductions; provided, however, no additional amounts will be deducted to satisfy the Outstanding Election.

A Participant may elect to decrease, but not increase, the rate of his or her payroll deductions during an Offering Period by submitting the prescribed form to the Company (or the Company’s designee) at any time prior to the first day of the last calendar month of such Offering Period. Any such payroll deduction change will be effective as soon as administratively practicable thereafter and will remain in effect for successive Offering Periods as provided in Section 7 unless the Participant submits a new enrollment agreement for a later Offering Period, the Participant elects to decrease his or her payroll deductions, the Participants elects to withdraw from the Plan in accordance with Section 9, or the Participant is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan. A Participant may only increase his or her rate of payroll deductions to be effective for the next Offering Period by completing and filing with the Company a new enrollment agreement authorizing the payroll deductions.

Notwithstanding the foregoing, the Company may adjust a Participant’s payroll deductions at any time during an Offering Period to the extent necessary to comply with Section 423(b)(8) of the Code and the limitations of Section 5. Payroll deductions will recommence and be made in accordance with the Outstanding Election prior to such Company adjustment starting with the first Offering Period that begins in the next calendar year (or such other time as is determined by the Administrator) unless the Participant withdraws in accordance with Section 9, is withdrawn from the Plan in accordance with Section 14 or is otherwise ineligible to participate in the Plan.

9.   Withdrawal from Offering Period After Offering Date.   An Eligible Employee may withdraw from any Offering Period after the applicable Offering Date, in whole but not in part, at any time prior to the date specified by the Administrator or, if no such date is specified by the Administrator, the last Trading Day of such Offering Period, by submitting the prescribed withdrawal notice to the Company (or the Company’s designee). If a Participant withdraws from an Offering Period, the Participant’s Option for such Offering Period will automatically be terminated, and the Company will refund in cash the Participant’s entire Account balance for such Offering Period as soon as practicable thereafter. A Participant’s withdrawal from a particular Offering Period shall be irrevocable. If a Participant wishes to participate in a subsequent Offering Period, he or she must re-enroll in the Plan by timely submitting a new enrollment agreement in accordance with Section 6.

10.   Purchase of Stock.   On the last Trading Day of each Offering Period, the Administrator shall cause the amount credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to limitations of

Sections 3 and 5. In no event may Shares be purchased pursuant to an Option more than 27 months after the Offering Date of such Option. The amount applied to purchase Shares pursuant to the Option shall be deducted from the Participant’s Account. Any amounts remaining credited to the Participant’s Account on the last Trading Day of the Offering Period shall be retained in the Participant’s Account and rolled forward to the next Offering Period.

11.   Interest on Payments.   No interest shall be paid on sums withheld from a Participant’s pay for the purchase of Shares under this Plan unless otherwise determined necessary by the Administrator for Participants in the Non-423(b) Plan.

12.   Rights as Shareholder.   A Participant will not be a shareholder with respect to Shares subject to the Participant’s Options issued under the Plan until the Shares are purchased pursuant to the Options and such Shares are transferred into the Participant’s name on the Company’s books and records.

13.   Options Not Transferable.   A Participant’s Options under this Plan may not be sold, pledged, assigned, or transferred in any manner. If a Participant sells, pledges, assigns or transfers his or her Options in violation of this Section 13, such Options shall immediately terminate, and the Participant shall immediately receive a refund of the amount then credited to the Participant’s Account.

14.   Deemed Cancellations.

(a)   Termination of Employment.   In the event of a Participant’s Termination of Service, any outstanding Option held by the Participant shall immediately terminate, the Participant shall be withdrawn from the Plan and the Participant shall receive a refund of the amount then credited to the Participant’s Account.

(b)   Death of a Participant.   If a Participant dies, any outstanding Option held by the Participant shall immediately terminate and the Participant shall be withdrawn from the Plan. As soon as administratively practicable after the Participant’s death, the amount then credited to the Participant’s Account shall be remitted to the executor, administrator or other legal representative of the Participant’s estate or, if the Administrator permits a beneficiary designation, to the beneficiary or beneficiaries designated by the Participant if such designation has been filed with the Company or the Company’s designee before such Participant’s death. If such executor, administrator or other legal representative of the Participant’s estate has not been appointed (to the knowledge of the Company) or if the beneficiary or beneficiaries are no longer living at the time of the Participant’s death, the Company, in its discretion, may deliver the outstanding Account balance to the spouse or to any one or more dependents or relatives of the Participant or to such other person as the Company may designate.

15.   Application of Funds.   All funds received by the Company in payment for Shares purchased under this Plan and held by the Company at any time may be used for any valid corporate purpose.

16.   No Employment/Service Rights.   Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Administrator, nor any provision of the Plan itself, shall be construed so as to grant any person the right to remain in the employ of the Company or any Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

17.   Adjustments.   Subject to Section 18, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of Shares of Common Stock (or other securities) that thereafter may be made the subject of Options (including the specific Share limits, maximums and numbers of Shares set forth elsewhere in the Plan), (2) the number, amount and type of Shares of Common Stock (or other securities or property) subject to any outstanding Options, (3) the Purchase Price Per Share of any outstanding Options, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 17, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

18.   Merger or Liquidation of Company.   In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding Options under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation (deemed the end of the Offering Period in such case) by causing all amounts credited to each Participant’s Account to be applied to purchase as many Shares pursuant to the Participant’s Option as possible at the Purchase Price Per Share, subject to the limitations of Sections 3 and 5.

19.   Acquisitions and Dispositions.   The Administrator may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Offering Periods for individuals who become Eligible Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding Section 14(b), may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Designated Subsidiary or a portion of the Company, which Offering Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Administrator considers appropriate in the circumstances.

20.   Government Approvals or Consents.   This Plan and any offering and sales of Shares or delivery of Shares under this Plan to Eligible Employees under it are subject to any governmental or regulatory approvals or consents that may be or become applicable in connection therewith.

21.   Plan Amendment; Plan Termination.   The Board may from time to time amend or terminate the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any then outstanding and vested Options under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Board shall be effective without the approval of the Company’s shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter.

22.   Governing Law.   The Plan shall be governed by, and construed in accordance with the laws of the State of California (except its choice-of-law provisions) and applicable U.S. Federal Laws.

APPENDIX C

APPLE INC.

1997 DIRECTOR STOCK OPTION PLAN

On April 9, 2007 the Board adopted this amended 1997 Director Stock Option Plan (the “Plan”), which shall govern all grants of Options made after this amendment and restatement, and which shall become effective upon its approval by the Company’s shareholders (the “Effective Date”). For the terms and conditions of the Plan applicable to Options granted before the Effective Date, refer to the version of the Plan in effect as of the date such Option was granted.

1.   PURPOSES.   The purposes of the Plan are to retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to secure for the Company the benefits of the incentives inherent in increased Common Stock ownership by such individuals by granting such individuals Options to purchase shares of Common Stock.

2.   ADMINISTRATION.   The Administrator will be responsible for administering the Plan. The Administrator will have authority to adopt such rules as it may deem appropriate to carry out the purposes of the Plan, and shall have authority to interpret and construe the provisions of the Plan and any agreements and notices under the Plan and to make determinations pursuant to any Plan provision. Each interpretation, determination or other action made or taken by the Administrator pursuant to the Plan shall be final and binding on all persons. The Administrator shall not be liable for any action or determination made in good faith, and shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation and By-Laws as such documents may be amended from time to time.

3.   SHARES AVAILABLE.   Subject to the provisions of Section 7(b) of the Plan, the maximum number of shares of Common Stock which may be issued under the Plan shall not exceed 1,600,000 shares (the “SECTION 3 LIMIT”). Either authorized and unissued shares of Common Stock or treasury shares may be delivered pursuant to the Plan. If Options are forfeited or are terminated for any reason before vesting or being exercised, then the shares underlying such Options shall again become available for Options under the Plan. Shares that are exchanged by a Non-Employee Director or withheld by the Company as full or partial payment in connection with any Option under the Plan shall not be available for subsequent Options under the Plan.

4.   OPTIONS.   Each Non-Employee Director shall receive grants of Options under the Plan as follows:

(a)   OPTION GRANTS.

(i)   INITIAL GRANT.   Non-Employee Directors who were members of the Board on the day prior to the Effective Date shall be granted an Initial Option to purchase 15,000 shares of Common Stock as of August 14, 1997 (“INITIAL GRANT DATE”), PROVIDED that such individual continues to serve as a Non-Employee Director through the Initial Grant Date. Non-Employee Directors who were elected or appointed to the Board on the Effective Date shall be granted an Initial Option to purchase 30,000 shares of Common Stock on the Initial Grant Date, PROVIDED that such individual continues to serve as a Non-Employee Director through the Initial Grant Date. Non-Employee Directors who are elected or appointed to the Board after the Effective Date shall be granted an Initial Option to purchase 30,000 shares of Common Stock as of the date of their election or appointment to the Board. The provisions of this Section 4(a)(i) shall not apply to any member of the Board who first becomes a Non-Employee Director by reason of such member’s ceasing to be an employee of the Company and its Subsidiaries.

(ii)   ANNUAL GRANTS.   Each Non-Employee Director shall receive an Annual Option to purchase 10,000 shares of Common Stock on the fourth anniversary of the Non-Employee Director’s initial election or appointment to the Board and on each subsequent anniversary thereof, PROVIDED that the individual has remained in continuous service as a director of the Company through such anniversary date and is a Non-Employee Director on the applicable anniversary date.

(b)   EXERCISE PRICE.   The per share exercise price of each Option shall be the Fair Market Value of a share of Common Stock as of the date of grant of the Option determined in accordance with the provisions of the Plan.

(c)   VESTING.   Initial Options shall vest and become exercisable in equal annual installments on each of the first through third anniversaries of the date of grant, PROVIDED that the Non-Employee Director has remained in continuous service as a director of the Company through each such anniversary date. Annual Options shall be fully vested and immediately exercisable on their date of grant.

(d)   TERM OF OPTIONS.

(i)   TEN-YEAR TERM.   Each Option shall expire ten (10) years from its date of grant, subject to earlier termination as provided herein.

(ii)   EXERCISE FOLLOWING TERMINATION OF SERVICE DUE TO DEATH.   If a Non-Employee Director ceases to be a member of the Board by reason of such Non-Employee Director’s death, the Options granted to such Non-Employee Director may be exercised by such Non-Employee Director’s Beneficiary, but only to the extent the Option was exercisable at the time of the Non-Employee Director’s death, at any time within three (3) years after the date of such termination of service, subject to the earlier expiration of such Options as provided for in Section 4(d)(i) above. At the end of such three-year period, the vested portion of the Option shall expire. The unvested portion of the Option shall expire on the date of the Non-Employee Director’s death.

(iii)   TERMINATION OF OPTIONS IF A NON-EMPLOYEE DIRECTOR IS REMOVED FROM THE BOARD FOR CAUSE.   In the event a Non-Employee Director is removed from the Board for “cause,” all Options granted to such Non-Employee Director (whether or not then vested and exercisable) shall immediately terminate and be of no further force and effect as of the effective date of such removal from the Board. Whether a Non-Employee Director is removed by the Board for “cause” shall be determined by the Board in accordance with the By-Laws of the Company.

(iv)   EXERCISE FOLLOWING OTHER TERMINATIONS OF SERVICE.   If a Non-Employee Director ceases to be a member of the Board for any reason other than death or removal from the Board for cause, the Options granted to such Non-Employee Director may be exercised by such Non-Employee Director, but only to the extent the Option was exercisable at the time of the Non-Employee Director’s termination, at any time within ninety (90) days after the date of such termination of service, subject to the earlier expiration of such Options as provided for in Section 4(d)(i) above. At the end of such ninety-day period, the vested portion of the Option shall expire. The unvested portion of the Option shall expire on the date of the Non-Employee Director’s termination of service with the Board.

(e)   TIME AND MANNER OF EXERCISE OF OPTIONS.

(i)   NOTICE OF EXERCISE.   Subject to the other terms and conditions hereof, a Non-Employee Director may exercise any Option, to the extent such Option is vested, by giving written notice of exercise to the Company; PROVIDED, HOWEVER, that in no event shall an Option be exercisable for a fractional share. The date of exercise of an Option shall be the later of (A) the date on which the Company receives such written notice and (B) the date on which the conditions provided in Section 4(e)(ii) are satisfied.

(ii)   METHOD OF PAYMENT.   The consideration to be paid for the shares to be issued upon exercise of an Option may consist of (A) cash, (B) check, (C) other shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares as to which the Option shall be exercised and which have been owned by the Non-Employee Director for at least six (6) months at the time of exercise, (D) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of proceeds required to pay the exercise price, or (E) any combination of the foregoing methods of payment.

(iii)   STOCKHOLDER RIGHTS.   A Non-Employee Director shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate evidencing such shares shall have been issued to the Non-Employee Director pursuant to Section 4(e)(v), and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Non-Employee Director shall become the holder of record thereof.

(iv)   LIMITATION ON EXERCISE.   No Option shall be exercisable unless the Common Stock subject thereto has been registered under the Securities Act and qualified under applicable state “blue sky” laws in connection with the offer and sale thereof, or the Company has determined that an exemption from registration under the Securities Act and from qualification under such state “blue sky” laws is available.

(v)   ISSUANCE OF SHARES.   Subject to the foregoing conditions, as soon as is reasonably practicable after its receipt of a proper notice of exercise and payment of the exercise price of the Option for the number of shares with respect to which the Option is exercised, the Company shall deliver to the Non-Employee Director (or following the Non-Employee Director’s death, the Beneficiary entitled to exercise the Option), at the principal office of the Company or at such other location as may be acceptable to the Company and the Non-Employee Director (or such Beneficiary), one or more stock certificates for the appropriate number of shares of Common Stock issued in connection with such exercise. Shares sold in connection with a “cashless exercise” described in clause C of Section 4(e)(ii) shall be delivered to the broker referred to therein in accordance with the procedures established by the Company from time to time.

(f)   RESTRICTIONS ON TRANSFER.   An Option may not be transferred, pledged, assigned, or otherwise disposed of, except by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that an Option may be, with the approval of the Administrator, transferred to a Non-Employee Director’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members. The Option shall be exercisable, during the Non-Employee Director’s lifetime, only by the Non-Employee Director or by the individual or entity to whom the Option has been transferred in accordance with the previous sentence. No assignment or transfer of the Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, except by will or the laws of descent and distribution, shall vest in the assignee or transferee any interest or right in the Option, but immediately upon any attempt to assign or transfer the Option the same shall terminate and be of no force or effect.

5.   DESIGNATION OF BENEFICIARY.

(a)   BENEFICIARY DESIGNATIONS.   Each Non-Employee Director may designate a Beneficiary to exercise an Option upon the Non-Employee Director’s death by executing a Beneficiary Designation Form.

(b)   CHANGE OF BENEFICIARY DESIGNATION.   A Non-Employee Director may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form and delivering it to the Administrator. The execution of a Beneficiary Designation Form and its receipt by the Administrator will revoke and rescind any prior Beneficiary Designation Form.

6.     ADJUSTMENTS.

(a)    Subject to Section 7, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Options (including the Section 3 Limit), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding Options, (3) the exercise price of any outstanding Options, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options. Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 6(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)   It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

7.     CORPORATE TRANSACTIONS.

(a)    Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Stock or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Stock); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding Options or the cash, securities or property deliverable to the holder of any or all outstanding Options, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the Option or the Option would otherwise continue in accordance with its terms in the circumstances, each Option shall terminate upon the related event; provided that the holders of such Options shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested Options in accordance with their terms before the termination of such Options (except that in no case shall more than ten days’ notice of the impending termination be required.

(c)    The Administrator may adopt such valuation methodologies for outstanding Options as it deems reasonable in the event of a cash or property settlement and, without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise price of the Option. In any of the events referred to in this Section 7, the Administrator may take such action contemplated by this Section 7 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the Non-Employee Director to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of Section 2, any good faith determination by the Administrator pursuant to its authority under this Section 7 shall be conclusive and binding on all persons.

8.     TERMINATION AND AMENDMENT OF THE PLAN.

(a)    TERMINATION.   Unless earlier terminated by the Board, the Plan shall terminate on May 10, 2012. Following such date, no further grants of Options shall be made pursuant to the Plan.

(b)   GENERAL POWER OF BOARD.   Notwithstanding anything herein to the contrary, the Board may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part or, subject to Sections 8(c) and 8(d), amend the terms of any outstanding Option; PROVIDED, HOWEVER, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and PROVIDED FURTHER that the Board may not, without shareholder approval, increase the maximum number of shares issuable under the Plan except as provided in Section 6 above.

(c)    WHEN NON-EMPLOYEE DIRECTORS’ CONSENTS REQUIRED.   The Board may not alter, amend, suspend, or terminate the Plan or amend the terms of any outstanding Option without the consent of any Non-Employee Director to the extent that such action would adversely affect his or her rights with respect to Options that have previously been granted.

(d)   NO REPRICING.   Notwithstanding any other provision herein or in any agreement evidencing any Option, in no case (except due to an adjustment contemplated by Section 6 or any repricing that may be approved by shareholders) shall any action be taken with respect to the Plan or any Option hereunder that would constitute a repricing (by amendment, substitution, cancellation and regrant, exchange or other means) of the per share exercise price of any Option.

9.     MISCELLANEOUS.

(a)    NO RIGHT TO REELECTION.   Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any of its members for reelection by the Company’s shareholders, nor confer upon any Non-Employee Director the right to remain a member of the Board for any period of time, or at any particular rate of compensation.

(b)   SECURITIES LAW RESTRICTIONS.   The Administrator may require each Non-Employee Director or any other person purchasing or acquiring shares of Common Stock pursuant to the Plan to agree with the Company in writing that such Non-Employee Director is acquiring the shares for investment and not with a view to the distribution thereof or provide such other assurances and representations to the Company as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(c)    EXPENSES.   The costs and expenses of administering the Plan shall be borne by the Company.

(d)   APPLICABLE LAW.   Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

(e)    AUTHORITY OF THE COMPANY AND SHAREHOLDERS.   The existence of the Plan shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.   DEFINITIONS.   Capitalized words not otherwise defined in the Plan have the meanings set forth below:

“ADMINISTRATOR” means the Board. The Board may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or any of its Subsidiaries or to third parties.

“ANNUAL MEETING” means an annual meeting of the Company’s shareholders.

“ANNUAL OPTION” means an Option granted to a Non-Employee Director pursuant to Section 4(a)(ii) of the Plan.

“BENEFICIARY” or “BENEFICIARIES” means an individual or entity designated by a Non-Employee Director on a Beneficiary Designation Form to exercise Options in the event of the Non-Employee Director’s death; PROVIDED, HOWEVER, that, if no such individual or entity is designated or if no such designated individual is alive at the time of the Non-Employee Director’s death, Beneficiary shall mean the Non-Employee Director’s estate.

“BENEFICIARY DESIGNATION FORM” means a document, in a form approved by the Administrator to be used by Non-Employee Directors to name their respective Beneficiaries. No Beneficiary Designation Form shall be effective unless it is signed by the Non-Employee Director and received by the Administrator prior to the date of death of the Non-Employee Director.

“BOARD” means the Board of Directors of the Company.

“CODE” means the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations promulgated thereunder.

“COMMON STOCK” means the common stock of the Company, no par value per share.

“COMPANY” means Apple Inc., a California corporation, or any successor to substantially all of its business.

“EFFECTIVE DATE” has the meaning given to such term in the preamble.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder.

“FAIR MARKET VALUE” means, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “GLOBAL MARKET”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more Options that the Fair Market Value shall equal the last price for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the Fair Market Value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the Option in the circumstances. The Administrator also may adopt a different methodology for determining Fair Market Value with respect to one or more Options if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Option(s) (for example, and without limitation, the Administrator may provide that Fair Market Value for purposes of one or more Options will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

“INITIAL OPTION” means an Option granted to a Non-Employee Director pursuant to Section 4(a)(i) of the Plan.

“NON-EMPLOYEE DIRECTOR” means a member of the Board who is not an employee of the Company or any of its Subsidiaries.

“OPTION” means an option to purchase shares of Common Stock awarded to a Non-Employee Director pursuant to the Plan and includes Initial Options and Annual Options.

“PLAN” has the meaning given to such term in the preamble.

“SECTION 3 LIMIT” shall have the meaning set forth in Section 3 of the Plan.

“SUBSIDIARY” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

Directions to the Annual Shareholder Meeting

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound	Take 280 southbound
Take the De Anza Blvd. exit	Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)	Make a right onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue	Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end of Mariani Avenue.	Enter Infinite Loop Parking Lot at the end of Mariani Avenue.
Proceed to Building 4	Proceed to Building 4

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide the enclosed Form 10-K for 2006 in lieu of producing a glossy annual report.

APPLE INC.

	Apple Inc. 000004			Annual Meeting Admission Ticket C123456789

MR A SAMPLE				Internet Voting Instructions
DESIGNATION (IF ANY)				You can vote by Internet!
ADD 1				Available 24 hours a day, 7 days a week!
ADD 2 ADD 3				Instead of mailing your proxy, you may choose the voting method outlined below to vote your proxy.
ADD 4 ADD 5				VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
ADD 6				Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 10, 2007.
Vote by Internet
•Log on to the Internet and go to www.investorvote.com
•Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.			☒

Annual Meeting Proxy Card				123456	C0123456789	12345
IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1. Nominees:	For	Withhold		For	Withhold	For	Withhold
01 - William V. Campbell	☐	☐	02 - Millard S. Drexler	☐ ☐	03 - Albert A. Gore, Jr.	☐	☐
04 - Steven P. Jobs	☐	☐	05 - Arthur D. Levinson	☐ ☐	06 - Eric E. Schmidt	☐	☐
07 - Jerome B. York	☐	☐
B Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5 and AGAINST Proposals 6, 7, 8, 9, 10 and 11.
	For	Against	Abstain		For	Against	Abstain
2.To approve amendments to the Apple Inc. 2003 Employee Stock Plan	☐	☐	☐	3.To approve amendments to the Apple Inc. Employee Stock Purchase Plan.	☐	☐	☐
4.To approve amendments to the 1997 Director Stock Option Plan.	☐	☐	☐	5.To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2007.	☐	☐	☐
6.To consider a shareholder proposal entitled “Option Dating Policy,” if properly presented at the meeting.	☐	☐	☐	7.To consider a shareholder proposal entitled “Pay for Performance Standard,” if properly presented at the meeting.	☐	☐	☐
8.To consider a shareholder proposal entitled “Environmental Report,” if properly presented at the meeting	☐	☐	☐	9.To consider a shareholder proposal entitled “Equity Retention Policy,” if properly presented at the meeting.	☐	☐	☐
10.To consider a shareholder proposal entitled “Electronic Waste Take Back and Recycling,” if properly presented at the meeting	☐	☐	☐	11.To consider a shareholder proposal entitled “Advisory Vote on Compensation,” if properly presented at the meeting.	☐	☐	☐
To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

C 1234567890			J N T	MR A SAMPLE (THIS AREA IS SET UP TO AND MR A
1 U PX			0 1 3 3 3 0 1	ACCOMMODATE 140 CHARACTERS) MR A SAMPLE
SAMPLE AND MR A SAMPLE AND MR A SAMPLE
AND MR A SAMPLE AND MR A SAMPLE AND MR A
SAMPLE AND MR A SAMPLE AND
<STOCK#>		00PQQE

2007 Annual Meeting of

Apple Inc. Shareholders

May 10, 2007 at 10:00 a.m. Local Time at

1 Infinite Loop, Building 4, Cupertino, California 95014

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

Directions:

FROM SAN JOSE:	FROM SAN FRANCISCO:
Take 280 northbound	Take 280 southbound
Take the De Anza Blvd. exit	Take the De Anza Blvd. exit
Make a left onto De Anza Blvd. (at signal)	Make a right onto De Anza Blvd. (at signal)
Make a left onto Mariani Avenue	Make a left onto Mariani Avenue
Enter Infinite Loop Parking Lot at the end	Enter Infinite Loop Parking Lot at the end
of Mariani Avenue.	of Mariani Avenue.
Proceed to Building 4	Proceed to Building 4

Attendance at the Annual Meeting is limited to shareholders. Admission to the meeting will be on a first-come, first-served basis. In the interest of saving time and money, Apple has opted to provide you with the enclosed Form 10-K for

2006 in lieu of producing a glossy annual report.

IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2007

The undersigned shareholder of Apple Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Apple Inc. to be held at 1 Infinite Loop, Building 4, Cupertino, California 95014 on Thursday, May 10, 2007 at 10:00 a.m. Local Time, and hereby appoints Peter Oppenheimer and Donald J. Rosenberg, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Apple Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, 4 AND 5 AND AGAINST PROPOSALS 6, 7, 8, 9, 10 AND 11, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE THROUGH THE INTERNET.

If you vote by the Internet, please DO NOT mail back this proxy card. THANK YOU FOR YOUR VOTE.

C  Non-Voting Items

Change of Address — Please print new address below.

D  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.